Exhibit 4.12
Execution Copy

INVESTMENT AGREEMENT
among
PURE EARTH, INC.
as the Company
and
FIDUS MEZZANINE CAPITAL, L.P.
as an Investor
Series B Preferred Stock
Dated as of March 4, 2008

i

EXHIBITS
Exhibit A	Form of Certificate of Designations
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Financial Condition Certificate
Exhibit D	Form of Guaranty
Exhibit E	Form of Warrant

SCHEDULES

Schedule 1.1(a)	Litigation Expense Add Backs
Schedule 1.1(b)	Consolidated EBITDA
Schedule 1.1(c)	Existing Indebtedness
Schedule 1.1(d)	Permitted Acquisitions
Schedule 4.4	Consents and Approvals
Schedule 4.5	Litigation
Schedule 4.6	Taxes
Schedule 4.7	Subsidiaries; Capitalization
Schedule 4.10	No Material Adverse Effect
Schedule 4.11(b)	Exceptions to GAAP
Schedule 4.12	Real Property Interests
Schedule 4.14(a)	Environmental Matters – Underground Pipe/Tanks
Schedule 4.14(b)	Environmental Matters – Material Compliance
Schedule 4.14(c)	Environmental Matters – Hazardous waste in compliance
Schedule 4.14(d)	Environmental Matters – Complaint/Claim for Environmental Law
Schedule 4.14(e)	Environmental Matters – Environmental Permits
Schedule 4.14(f)	Environmental Matters – Assumed Liabilities
Schedule 4.14(g)	Environmental Matters – 100m Expense for Compliance within 18 mos.
Schedule 4.14(h)	Environmental Matters – Material Documents and Correspondence
Schedule 4.16	Intellectual Property
Schedule 4.18	Insurance
Schedule 4.19	Material Contracts
Schedule 4.20	Labor Relations
Schedule 4.23	Transactions with Affiliates
Schedule 7.2	Liens
Schedule 7.4	Investments
Schedule 7.6	Transactions with Affiliates
Schedule 9.4	Notice Addresses

INVESTMENT AGREEMENT
THIS INVESTMENT AGREEMENT, dated as of the 4th day of March, 2008, is made among PURE EARTH, INC., a Delaware corporation (the “Company”), and FIDUS MEZZANINE CAPITAL, L.P., a Delaware limited partnership, as an Investor (as defined herein).
BACKGROUND STATEMENT
The Company desires to obtain financing through the sale and issuance of 6,300 shares of its Series B Preferred Stock (the “Preferred Stock”) and the Warrant to the Investors and the Investors desire to purchase the Preferred Stock and the Warrant, on the terms and conditions set forth in this Agreement and the other documents contemplated hereby.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1 Defined Terms. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):
“Acquisition” means any transaction or series of related transactions, consummated on or after the date hereof, by which any one or more of the Company and any Subsidiaries of the Company acquire (i) any parcel or group of related parcels of real property, (ii) a fixed asset or group of related fixed assets, (iii) the assets of any Person or any going business, division thereof or line of business, or (iv) the Capital Stock, by direct purchase, combination, merger or otherwise, of any Person.
“Acquisition Addbacks” means with respect to any Target acquired in a Permitted Acquisition, the following (and only the following) costs and expenses that will be eliminated as a result of consummating and integrating the Permitted Acquisition: (i) excess owners’ compensation and expenses, (ii) excess property rental costs, (iii) excess head count costs, and (iv) excess corporate expenses, in each case, to the extent approved by the Investors in their reasonable discretion.
“Acquisition Pro Forma” has the meaning given to such term in Section 5.1(e).
“Additional Shares” has the meaning given to such term in Section 2.9.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, (i) Controls or is Controlled by or is under common Control with the Person specified or (ii) beneficially owns, is owned by or is under common ownership with respect to securities or other ownership interests of such Person having 10% or more of the combined voting power of the then outstanding securities or other ownership interests of such Person ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors or other governing body of such Person. Notwithstanding the foregoing, no Investor shall be deemed an “Affiliate” of any Company Party.
“Agreement” means this Investment Agreement, as amended, modified, restated or supplemented from time to time in accordance with its terms.
“Asset Disposition” means any sale, assignment, lease, conveyance, transfer or other disposition by the Company or any of its Subsidiaries (whether in one or a series of transactions) of all or any of its assets, business or other properties (including Capital Stock of Subsidiaries), other than pursuant to a Casualty Event.
“Authorized Officer” means, with respect to any action specified herein to be taken by or on behalf of a Company Party, any officer of such Company Party duly authorized by resolution of its board of directors or other governing body to take such action on its behalf, and whose signature and incumbency shall have been certified to the Investors by the secretary or an assistant secretary of such Company Party.
“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq., as amended from time to time, and any successor statute, and all regulations from time to time promulgated thereunder.
“Bankruptcy Event” means the occurrence of an Event of Noncompliance pursuant to Section 8.1(e) or Section 8.1(f).
“Business Day” means any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in Chicago, Illinois or Philadelphia, Pennsylvania are authorized or required by law to be closed.
“Capital Lease” means, with respect to any Person, any lease of property (whether real, personal or mixed) by such Person as lessee that is or is required to be, in accordance with GAAP, recorded as a capital lease on such Person’s balance sheet.
“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any Capital Leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents” means (i) securities issued or unconditionally guaranteed or insured by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within one year from the date of acquisition, (ii) commercial paper issued by any Person organized under the laws of the United States of America, maturing within 180 days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Services or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc., (iii) time deposits and certificates of deposit maturing within 180 days from the date of issuance and issued by a bank or trust company organized under the laws of the United States of America or any state thereof (y) that has combined capital and surplus of at least $500,000,000 or (z) that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Standard & Poor’s Ratings Services or at least A2 or the equivalent thereof by Moody’s Investors Service, Inc., (iv) repurchase obligations with a term not exceeding 30 days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above, and (v) money market funds at least 95% of the assets of which are continuously invested in securities of the foregoing types.
“Casie Companies” means Casie Ecology Oil Salvage, Inc., MidAtlantic Recycling Technologies, Inc. and Rezultz, Incorporated.
“Casualty Event” means, with respect to any property (including any interest in property) of any Company Party, any loss of, damage to, or condemnation or other taking of, such property for which such Company Party receives insurance proceeds, proceeds of a condemnation award or other compensation.
“Certificate of Designations” means the Certificate of Designations, Preferences and Rights of Series B Preferred Stock as in effect immediately after the Closing, which shall incorporate the provisions contained in Exhibit A.
“Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation, as the same may be further amended, modified or restated from time to time not in contravention of the terms hereof. All references in this Agreement and the other Investment Documents to the Certificate of Incorporation shall be deemed to include a reference to the Certificate of Designations.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
“Closing Date” has the meaning given to such term in Section 2.3.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.
“Company” has the meaning given to such term in the introductory paragraph hereof.

“Company Parties” means the Company, the Company’s Subsidiaries from time to time, and their respective successors.
“Company SEC Documents” has the meaning given to such term in Section 5.13.
“Compliance Certificate” means a fully completed and duly executed certificate in the form of Exhibit B, together with a covenant compliance worksheet in form and substance reasonably acceptable to the Investors.
“Consolidated EBITDA” means, for any Reference Period, the aggregate of (i) Consolidated Net Income for such period, plus (ii) the sum of (A) interest expense, (B) federal, state, local and other income taxes, (C) depreciation and amortization, (D) any and all costs, expenses (including attorneys fees and expenses), judgments, amounts paid in settlement, penalties, fines, charges and other liabilities incurred by any Person for which Consolidated EBITDA is being calculated in connection with any of the matters set forth on Schedule 1.1(a), (E) reasonable fees and expenses of attorneys, accountants and consultants incurred in connection with the acquisition and integration of a Target to the extent incurred within the first 12 months following the acquisition of such Target, and (F) compensation and benefits for temporary employees retained and direct costs of temporary services rendered and temporary equipment rented, in each case, for purposes of improving the business of a Target to the extent such costs are incurred during the first 12 months following the Acquisition of such Target, all to the extent taken into account in the calculation of Consolidated Net Income for such Reference Period and all calculated in accordance with GAAP, except as otherwise permitted in the definition of Consolidated Net Income. Consolidated EBITDA for the Company and its Subsidiaries for the twelve-month period ended December 31, 2007 is set forth on Schedule 1.1(b).
“Consolidated Funded Debt” means, as of any date of determination, the aggregate (without duplication) of all Funded Debt of the Company and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.
“Consolidated Net Income” means, for any Reference Period, net income (or loss) for the a Person for such Reference Period, determined on a consolidated basis in accordance with GAAP (after deduction for minority interests and subject to the non-GAAP adjustments set forth below); provided that, in making such determination, there shall be excluded (i) the net income (or loss) of any other Person that is not a Subsidiary of the Company (or is accounted for by the Company by the equity method of accounting) except to the extent of actual payment of cash dividends or distributions by such Person to the Company or any Subsidiary of the Company during such Reference Period, (ii) the net income (or loss) of any other Person acquired by, or merged with, the Company or any of its Subsidiaries for any period prior to the date of such acquisition or merger, and (iii) the net income (or loss) of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by operation of the terms of its charter, certificate of incorporation or formation or other constituent document or any agreement or instrument (other than an Investment Document) or Requirement of Law applicable to such Subsidiary; and provided further, that, until March 31, 2008, for any Reference Period through March 31, 2008, the net income (or loss) of the Casie Companies shall be based on a good faith estimate by the Company of such net income (or loss).

“Contingent Purchase Price Obligations” means any earnout obligations or similar deferred or contingent purchase price obligations of the Company or any of its Subsidiaries incurred or created in connection with an Acquisition.
“Control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” have correlative meanings.
“Controlled Investment Affiliate” means, with respect to any Person, any other Person (including, without limitation, any fund or investment vehicle) that (i) directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified and (ii) is organized primarily for the purpose of making equity or debt investments in one or more companies.
“Dollars” or “$” means dollars of the United States of America.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, allegations, notices of noncompliance or violation, investigations by a Governmental Authority, or proceedings (including, without limitation, administrative, regulatory and judicial proceedings) relating in any way to any Hazardous Substance, any actual or alleged violation of or liability under any Environmental Law or any permit issued, or any approval given, under any Environmental Law (collectively, “Claims”), including, without limitation, (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from any Hazardous Substance or arising from alleged injury or threat of injury to human health or the environment.
“Environmental Laws” means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or Governmental Authorities, relating to the protection of human health, occupational safety with respect to exposure to Hazardous Substances, or the environment, now or hereafter in effect, and in each case as amended from time to time, including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.
“Equity Issuance” means the issuance, sale or other disposition by any Company Party of its Capital Stock, any rights, warrants or options to purchase or acquire any shares of its Capital Stock or any other security or instrument representing, convertible into or exchangeable for an equity interest in any Company Party.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.
“ERISA Affiliate” means any Person (including any trade or business, whether or not incorporated) deemed to be under “common control” with, or a member of the same “controlled group” as, the Company or any of its Subsidiaries, within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“ERISA Event” means any of the following with respect to a Plan or Multiemployer Plan, as applicable: (i) a Reportable Event, (ii) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan that results in liability under Section 4201 or 4204 of ERISA, or the receipt by the Company or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iii) the distribution by the Company or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (iv) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Company or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within 30 days, (vi) the imposition upon the Company or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Company or any ERISA Affiliate as a result of any alleged failure to comply with the Code or ERISA in respect of any Plan, (vii) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by the Company or any ERISA Affiliate, or a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary of any Plan for which the Company or any of its ERISA Affiliates may be directly or indirectly liable, (viii) the failure of any Plan to satisfy the minimum funding standard of Section 302 of ERISA and Section 412 of the Code, whether or not waived, (ix) prior to January 1, 2008, the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA (as in effect at such time), would have resulted in the loss of tax-exempt status of the trust of which such Plan is a part if the Company or an ERISA Affiliate failed to timely provide security to such Plan in accordance with the provisions of such sections, or (x) on or after January 1, 2008, the incurrence of an obligation to provide a notice under Section 101(j) of ERISA, the adoption of an amendment which may not take effect due to the application of Section 436(c)(1) of the Code or Section 206(g)(2)(A) of ERISA, or the payment of a contribution in order to satisfy the requirements of Section 436(c)(2) of the Code or Section 206(g)(2)(B) of ERISA.
“Event of Noncompliance” has the meaning given to such term in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.
“Excluded Taxes” means, with respect to any Investor or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder, (i) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Investor, in which its applicable office is located (but not including any franchise taxes imposed solely as a result of the purchasing or holding of the Preferred Stock) , (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Company is located and (iii) in the case of a Foreign Investor, any withholding tax that is imposed on amounts payable to such Foreign Investor at the time such Foreign Investor becomes a party hereto (or designates a new office) or is attributable to such Foreign Investor’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.12(e), except to the extent that such Foreign Investor (or its assignor, if any) was entitled, at the time of designation of a new office (or assignment), to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 2.12(a).
“Existing Indebtedness” means all Indebtedness incurred under the credit facilities set forth on Schedule 1.1(c) not to exceed $10,000,000 in the aggregate (reduced by principal repayments on term loans and any permanent reductions of revolving credit commitments) at any time, and as may be refinanced or replaced from time to time.
“Existing Preferred Stock” means the Company’s Series A Preferred Stock issued for an aggregate purchase price not to exceed $1,000,000 having the terms, rights and preferences in effect under the Certificate of Incorporation as of the date hereof, as such may be amended, changed, supplemented, restated or otherwise modified in accordance with the terms, rights and preferences applicable to the Preferred Stock.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.
“Fee Letter” means the letter from Fidus to the Company, dated as of the date hereof, relating to certain fees payable by the Company in respect of the transactions contemplated by this Agreement, as amended, modified, restated or supplemented from time to time.
“Fidus” means Fidus Mezzanine Capital. L.P., a Delaware limited partnership, and its successors and assigns.
“Financial Condition Certificate” means a fully completed and duly executed certificate, in substantially the form of Exhibit C, together with the attachments thereto.
“Financial Officer” means, with respect to the Company, the chief financial officer, vice president — finance, principal accounting officer or treasurer of the Company.
“fiscal quarter” means a fiscal quarter of the Company and its Subsidiaries.

“fiscal year” means a fiscal year of the Company and its Subsidiaries.
“Foreign Investor” means, with respect to the Company, any Investor that is organized under the laws of a jurisdiction other than that in which the Company is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means a Subsidiary of the Company that is a “controlled foreign corporation,” as such term is defined in Section 957 of the Code.
“Fundamental Asset Transaction” means any sale, assignment, lease, conveyance, exchange, transfer, sale-leaseback or other disposition of more than 50% of the assets, business or properties of the Company and its Subsidiaries, on a consolidated basis, whether in one or a series of related transactions, whether or not in the ordinary course of business and whether or not directly or indirectly or through the sale or other disposition of equity securities of any of the Subsidiaries of the Company.
“Funded Debt” means, with respect to any Person, all Indebtedness of such Person (other than Indebtedness of the types referred to in clauses (ix) and (x) (and clause (xi) to the extent it refers back to Indebtedness described in clause (ix) or (x)) of the definition of “Indebtedness”) and all Guaranty Obligations with respect to Funded Debt of other Persons.
“GAAP” means generally accepted accounting principles in the United States of America, as set forth in the statements, opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained, as in effect from time to time (subject to the provisions of Section 1.2).
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantor” means any Subsidiary of the Company that is a guarantor of the Obligations under the Guaranty (or under another guaranty agreement in form and substance satisfactory to the Required Investors).
“Guaranty” means a guaranty agreement made by the Guarantors in favor of the Investors, in substantially the form of Exhibit D, as amended, modified, restated or supplemented from time to time.

“Guaranty Obligation” means, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (i) to purchase, repurchase or otherwise acquire or take any interest in any such primary obligation or, other than in the ordinary course of business, any property constituting direct or indirect security therefor, (ii) to advance or provide funds (x) for the payment or discharge of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor (including, without limitation, keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements), (iii) to lease or purchase property, securities or services other than in ordinary course of business primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to the Company and its Subsidiaries, the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guaranty Obligation of any guaranteeing Person hereunder shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such guaranteeing Person in good faith.
“Hazardous Substance” means any substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, (ii) it is toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous to human health or the environment and is or becomes regulated by any Governmental Authority, or (iii) it is or contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.
“Hedge Agreement” means any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates, currency exchange rates or spot prices of raw materials.
“Indebtedness” means, with respect to any Person (without duplication), (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, or upon which interest payments are customarily made, (iii) (A) the maximum stated or face amount of all surety bonds (except performance bonds obtained by a Company Party for the purpose of guaranteeing to a customer the performance of services by such Company Party), letters of credit (except standby letters of credit issued in connection with performance bonds obtained by a Company Party for the purpose of guaranteeing to a customer the performance of services by such Company Party) and bankers’ acceptances issued or created for the account of such Person to the extent such maximum stated or face amount exceeds $2,000,000 in the aggregate and (B) without duplication, all drafts drawn under surety bonds, letters of credit and bankers’ acceptances issued or created for the account of such Person (to the extent unreimbursed) regardless of whether such surety bonds, letters of credit and bankers’ acceptances are excluded from clause (iii)(A), (iv) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business), including any Contingent Purchase Price Obligations for which the contingency has been met and which are now determinable in amount except to the extent that such Contingent Purchase Price Obligations are payable solely in Capital Stock of the Company, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all Capital Lease Obligations of such Person, (vii) all Preferred Stock and Existing Preferred Stock, with the amount of Indebtedness represented by the Preferred Stock and Existing Preferred Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, (viii) the principal balance outstanding and owing by such Person under any synthetic lease, tax retention operating lease or similar off-balance sheet financing product but excluding operating leases entered into in the ordinary course of business, (ix) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (x) the net termination obligations of such Person under any Hedge Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date, and (xi) all indebtedness of the types referred to in clauses (i) through (x) above (A) of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer to the extent such Person is liable therefor or (B) secured by any Lien on any property or asset owned or held by such Person regardless of whether or not the indebtedness secured thereby shall have been incurred or assumed by such Person or is nonrecourse to the credit of such Person, the amount thereof being equal to the value of the property or assets subject to such Lien. Notwithstanding the foregoing, for purposes of this definition (x) the amount of Indebtedness represented by the Preferred Stock shall be the Liquidation Value thereof and (y) the obligations under the Warrant shall not be considered Indebtedness.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Intellectual Property” means (i) all inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works and all copyrights (registered and unregistered), (iv) all trade secrets and confidential information (including, without limitation, financial, business and marketing plans and customer and supplier lists and related information), (v) all computer software and software systems (including, without limitation, data, databases and related documentation), (vi) all Internet web sites and domain names, (vii) all technology, know-how, processes and other proprietary rights, and (viii) all licenses or other agreements to or from third parties regarding any of the foregoing.
“Investment Documents” means this Agreement, the Certificate of Designations, the Fee Letter, the Warrant, any Guaranty, and all other agreements, instruments, documents and certificates now or hereafter executed and delivered to any Investor by or on behalf of the Company or any other Company Party with respect to this Agreement, in each case as amended, modified, supplemented or restated from time to time.
“Investments” has the meaning given to such term in Section 7.4.

“Investor” means Fidus and each other Person that becomes an “Investor” hereunder pursuant to Section 9.6, and their respective successors and assigns.
“Key Person Event” means the failure of (i) Brent Kopenhaver to serve as Chief Financial Officer of the Company with at least the duties and responsibilities customarily associated with such title, (ii) Mark Alsentzer to serve as Chief Executive Officer of the Company with at least the duties and responsibilities customarily associated with such title, (iii) each of Brent Kopenhaver and Mark Alsentzer to serve as a director on the board of directors of each of the Company and its Subsidiaries, (iv) Brent Kopenhaver ceasing to beneficially own at least 134,000 shares of Common Stock (subject to equitable adjustment for stock splits, stock dividends and similar events) or (v) Mark Alsentzer ceasing to beneficially own 1,919,000 shares of Common Stock (subject to equitable adjustment for stock splits, stock dividends and similar events).
“Knowledge” of the Company means facts or circumstances within the actual conscious awareness of Mark Alsentzer, Brent Kopenhaver or the President of any Subsidiary of the Company or subunit of a Subsidiary of the Company for which a President has been appointed.
“Leverage Ratio” means, as of any date of determination, the ratio of (i) Consolidated Funded Debt as of such date (minus the aggregate amount of cash and Cash Equivalents held by the Company and its Subsidiaries as of such date) to (ii) the aggregate of Consolidated EBITDA for the Company and its Subsidiaries plus Pro Forma Acquisition EBITDA for each Permitted Acquisition, in each case, for such Reference Period.
“Lien” means any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, Capital Lease or any other lease or arrangement having substantially the same effect as any of the foregoing.
“Liquidation Value” on any date means, with respect to any share of Preferred Stock, the sum of (i) the Original Per Share Purchase Price and (ii) the aggregate of all dividends accrued and unpaid on such share. For the avoidance of doubt, dividends that have been paid in-kind but for which new shares of Preferred Stock have not been issued shall be deemed to be unpaid for the purposes of determining the Liquidation Value of a share of Preferred Stock.
“Mandatory Redemption Event” has the meaning given to such term in Section 2.7(b).
“Margin Stock” has the meaning given to such term in Regulation U.
“Material Adverse Effect” means a material adverse effect upon (i) the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, taken as a whole, (ii) the ability of any Company Party to perform its obligations under this Agreement or any of the other Investment Documents to which it is a party or (iii) the legality, validity or enforceability of this Agreement or any of the other Investment Documents or the rights and remedies of the Investors hereunder and thereunder.

“Material Contract” has the meaning given to such term in Section 4.19.
“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.
“Net Cash Proceeds” means, in the case of any Casualty Event or Asset Disposition, the aggregate cash proceeds received by any Company Party in respect thereof (including insurance proceeds and condemnation awards), less (i) reasonable fees and out-of-pocket expenses payable by any Company Party in connection therewith, (ii) taxes paid or payable as a result thereof, and (iii) the amount required to retire Indebtedness to the extent such Indebtedness is secured by Permitted Liens on the subject property; it being understood that the term “Net Cash Proceeds” shall include, as and when received, any cash received upon the sale or other disposition of any non-cash consideration received by any Company Party in respect of any of the foregoing events.
“Notice of Third-Party Claim” has the meaning given to such term in Section 9.1(c).
“Obligations” means all amounts owing, due or payable (including dividends accruing after the filing of a petition or commencement of a case by or with respect to the Company seeking relief under any applicable federal and state laws pertaining to bankruptcy, reorganization, arrangement, moratorium, readjustment of debts, dissolution, liquidation or other debtor relief, specifically including, without limitation, the Bankruptcy Code and any fraudulent transfer and fraudulent conveyance laws, whether or not the claim for such interest is allowed in such proceeding) with respect to the Preferred Stock and the Warrant and all fees, expenses, indemnities and other obligations owing, due or payable at any time by the Company or any Subsidiary Guarantor to any Investor or any other Person entitled thereto, under this Agreement or any of the other Investment Documents, in each case whether direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, and whether existing by contract, operation of law or otherwise.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control, and any successor thereto.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Investment Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Investment Document.
“Original Per Share Purchase Price” means $1,000 per share, as adjusted to reflect stock splits, combinations, recapitalizations and similar events.
“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) of 2001, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto.

“Permitted Acquisition” means (a) any Acquisition to which the Required Investors shall have given their prior written consent (which consent may be in their sole discretion and may be given subject to such additional terms and conditions as the Required Investors shall establish), (b) any of the Acquisition transactions set forth on Schedule 1.1(d) or (c) any Acquisition with respect to which all of the following conditions and requirements have been satisfied:
(i) such Acquisition shall be consensual and shall have been approved by the board of directors or similar governing body of the Person whose assets or Capital Stock is to be acquired (the “Target”);
(ii) such Acquisition shall not involve the assumption of any actual or contingent liabilities (including without limitation under applicable Environmental Laws and whether or not covered or potentially covered by insurance policies and proceeds), other than (A) indebtedness for money borrowed and (B) any other actual or contingent liabilities, which after reasonable due diligence and inquiry are estimated in the reasonable and good faith business judgment of the Company’s Chief Executive Officer or President and Chief Financial Officer not to exceed $1,000,000 (which estimation for all Acquisitions, whether or not zero, must be set forth in a written certificate of such officers and delivered to the Investor prior to consummation of such Acquisition);
(iii) the business of the Target must be located within the continental United States of America;
(iv) no additional Indebtedness or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of the Company, its Subsidiaries and the Target after giving effect to such Acquisition, except (A) Indebtedness otherwise permitted under the Investment Agreement, (B) ordinary course trade payables and accrued expenses of the Target and (C) the liabilities permitted by clause (c)(ii) above;
(v) the sum of all amounts payable in connection with any individual Acquisition (including all transaction costs and all Indebtedness (including maximum potential earn-out obligations and contingent purchase obligations) incurred or assumed in connection therewith or otherwise reflected on a consolidated balance sheet of the Company, its Subsidiaries and the Target) shall not, together with the estimate of any liabilities being assumed in connection with such Acquisition in accordance with clause (c)(ii) above, exceed $5,000,000 (or $1,500,000 with respect to Acquisitions of real property or Targets for the purpose of cleanup or remediation of brownfields) and any earn-out or similar obligation must have an ascertainable maximum dollar amount;
(vi) the business and assets acquired in such Acquisition shall be free and clear of all Liens other than Permitted Liens;
(vii) at the time of such Acquisition and after giving effect thereto, no Event of Noncompliance has occurred and is continuing (including without limitation an Event of Default arising from a breach of Section 7.7);
(viii) the Company and its Subsidiaries will be solvent upon the consummation of the Acquisition;

(ix) to the extent there are actual or contingent liabilities assumed by the Company and its Subsidiaries in connection with an Acquisition (as determined pursuant to clause (c)(ii) above), such Target shall be required to be a separate Subsidiary of the Company at closing and maintained as such thereafter;
(x) the Company shall have delivered to the Investors, a certificate confirming compliance with each of the foregoing requirements; and
(xi) the Casie Companies shall be Subsidiary Guarantors and shall have delivered to the Investors the items set forth in Sections 5.8(a)(ii), (iii) and (iv) and 5.8(b).
“Permitted Asset Disposition” means any Asset Disposition permitted under Section 7.3(v).
“Permitted Liens” has the meaning given to such term in Section 7.2.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to the provisions of Title IV of ERISA (other than a Multiemployer Plan) and to which the Company or any ERISA Affiliate may have any liability.
“Preferred Stock” has the meaning given to such term in the Background Statement.
“Pro Forma Acquisition EBITDA” means, for each business acquired pursuant to a Permitted Acquisition consummated after the Closing Date but during the twelve month period preceding the date of determination thereof, Consolidated EBITDA based upon or derived from financial information delivered to the Investors prior to the consummation of such acquisition, for the twelve month period ending on the last day of the latest month for which financial statements are available, adjusted for Acquisition Addbacks. At the end of each subsequent month occurring within the twelve months after the closing of a Permitted Acquisition, Pro Forma Acquisition EBITDA for such acquisition will be reduced by the amount of Consolidated EBITDA and Acquisition Addbacks for the oldest month of the preceding year (or a pro rata portion thereof if appropriate) as reported on the Pro Forma Acquisition EBITDA Certificate delivered for such Acquisition (subject in each case to the discretion provided to the Investors in the definition of Acquisition Addbacks).
“Pro Forma Acquisition EBITDA Certificate” means the certificate required to be delivered pursuant to Section 5.1(e) with respect to each Permitted Acquisition, which certificate shall set forth the Consolidated EBITDA, proposed Acquisition Addbacks, and proposed Pro Forma Acquisition EBITDA, on a month-by-month basis for the twelve months preceding the date of consummation of the Permitted Acquisition.
“Pro Forma Balance Sheet” has the meaning given to such term in Section 3.1(f).
“Pro Forma Basis” has the meaning given to such term in Section 1.3(b).

“Prohibited Transaction” means any transaction described in (i) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (ii) Section 4975(c) of the Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Code.
“Projections” has the meaning given to such term in Section 4.11(d).
“Pure Earth Energy” means the business of (i) supplying the cement kiln industry with a variety of alternate fuels derived from the collection of non-hazardous industrial and residential waste materials that were traditionally landfilled, (ii) owning or contracting with various processing and recycling centers to receive such waste materials from generators and process the waste into a usable fuel product, and (iii) receiving and processing sewer sludge received from municipalities into “biosolids” that will be supplied to the cement kiln industry.
“Put Right” has the meaning given to such term in Section 8.2(a).
“Redemption Date” means March 3, 2013.
“Redemption Price” means the Liquidation Value of the shares of Preferred Stock being redeemed or repaid multiplied by the “Applicable Redemption Percentage” set forth below either in the table or the proviso thereto:

Applicable Redemption
Percentage

On or prior to the first anniversary of the Closing Date	103%

After the first anniversary but on or prior to the third anniversary of the Closing Date	102%

Thereafter	100%
; provided, however, that with respect to any shares of Preferred Stock redeemed pursuant to Section 2.7(d), the Applicable Redemption Percentage shall be 100% so long as the contemplated Acquisition is in fact consummated.
“Realty” means all real property and interests in real property now or hereafter acquired or leased by any Company Party.
“Reference Period” with respect to any date of determination, means (except as may be otherwise expressly provided herein) the period of twelve consecutive fiscal months of the Company immediately preceding such date or, if such date is the last day of a fiscal quarter, the period of four consecutive fiscal quarters ending on such date.
“Regulations D, T, U and X” means Regulations D, T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Reportable Event” means, with respect to any Plan, (i) any “reportable event” within the meaning of Section 4043(c) of ERISA for which the 30-day notice under Section 4043(a) of ERISA has not been waived by the PBGC (including, without limitation, any failure to meet the minimum funding standard of, or timely make any required installment under, Section 412 of the Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412 of the Code), (ii) any such “reportable event” subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (iii) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code, and (iv) a cessation of operations described in Section 4062(e) of ERISA.
“Required Investors” means, at any time, the Investors holding outstanding shares of Preferred Stock representing more than 50% of the aggregate Liquidation Value, at such time, of all outstanding shares of Preferred Stock.
“Requirement of Law” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Investment Documents.
“Responsible Officer” means, with respect to any Company Party, the president, the chief executive officer, the chief financial officer, any executive officer, limited liability company manager or any other Financial Officer of such Company Party, and any other officer or similar official thereof responsible for the administration of the obligations of such Company Party in respect of this Agreement or any other Investment Document.
“Sale of the Company” means (i) any Person or group of Persons acting in concert as a partnership or other group becoming, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, the beneficial owner of outstanding Capital Stock of the Company having 50% or more of the Total Voting Power of the Company or (ii) the consummation of a Fundamental Asset Transaction.
“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/ programs/, or as otherwise published from time to time.
“Sanctioned Person” means (i) a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.shtml, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a Person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“SBA” means the Small Business Administration.
“SBIA” means the Small Business Investment Act of 1958, as amended, and the regulations promulgated thereunder.
“SBIA Investor” has the meaning given to such term in Section 5.12.
“Securities Act” means the Securities Act of 1933, as amended as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.
“Subsidiary” means, with respect to any Person, any corporation or other Person of which more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term “Subsidiary” shall be deemed to refer to a Subsidiary of the Company.
“Subsidiary Guarantor” means any Guarantor that is a Subsidiary of the Company.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Target” has the meaning given to such term in the definition of Permitted Acquisition.
“Third-Party Claim” has the meaning given to such term in Section 9.1(c).
“Total Voting Power” means, with respect to any Person, the total number of votes which may be cast in the election of directors of such Person at any meeting of stockholders of such Person if all securities entitled to vote in the election of directors of such Person (on a fully diluted basis, assuming the exercise, conversion or exchange of all rights, warrants, options and securities exercisable for, exchangeable for or convertible into, such voting securities) were present and voted at such meeting (other than votes that may be cast only upon the happening of a contingency).
“Transactions” means, collectively, the transactions contemplated by the Investment Documents, including (i) the issuance, purchase and sale of the Preferred Stock and the Warrant hereunder on the Closing Date and (iii) the payment of permitted fees and expenses in connection with the foregoing.
“Unfunded Pension Liability” means, with respect to any Plan, the excess of its benefit liabilities under Section 4001(a)(16) of ERISA over the current value of its assets, determined in accordance with the applicable assumptions used for funding under Section 412 of the Code for the applicable plan year.

“Warrant” means the Warrant to purchase shares of the Company’s common stock, substantially in the form attached hereto as Exhibit E.
“Wholly Owned” means, with respect to any Subsidiary of any Person, that 100% of the outstanding Capital Stock of such Subsidiary is owned, directly or indirectly, by such Person.
1.2 Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with, GAAP applied on a basis consistent with the most recent audited consolidated and consolidating financial statements of the Company delivered to the Investors prior to the Closing Date; provided that if the Company notifies the Investors that it wishes to amend any financial covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Required Investors notify the Company that the Required Investors wish to amend Article VI for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP as in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Investors.
1.3 Other Terms; Construction.
(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein or in any other Investment Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns permitted hereunder, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Investment Document, shall be construed to refer to such Investment Document in its entirety and not to any particular provision thereof, (iv) all references in an Investment Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Investment Document in which such references appear, (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) Notwithstanding the foregoing, calculations to determine compliance by the Company for any period with the Debt Incurrence Test as set forth in Section 6.1 or to determine whether a condition to any transaction or event has been met, shall be determined in each case on a pro forma basis (a “Pro Forma Basis”) after giving effect to any Acquisition, Asset Disposition, incurrence or payment of Indebtedness or other transaction (each, a “transaction”) occurring during such period (or proposed to be consummated, as the case may be) as if such transaction had occurred as of the first day of such period, in accordance with the following:
(i) any Indebtedness incurred or assumed by any Company Party in connection with any transaction (including any Indebtedness of a Person acquired in an Acquisition that is not retired or repaid in connection therewith) shall be deemed to have been incurred or assumed as of the first day of the applicable period (and if such Indebtedness has a floating or formula rate, such Indebtedness shall, for purposes of such determination, have an implied rate of interest during the applicable period determined by utilizing the rate of interest that is or would be in effect with respect to such Indebtedness as of the date of determination);
(ii) any Indebtedness retired or repaid in connection with any transaction (including any Indebtedness of a Person acquired in an Acquisition) shall be deemed to have been retired or repaid as of the first day of the applicable period;
(iii) with respect to any Acquisition, income statement items (whether positive or negative) and balance sheet items attributable to the Person or assets acquired shall (to the extent not otherwise included in the consolidated and consolidating financial statements of the Company and its Subsidiaries in accordance with GAAP or in accordance with other provisions of this Agreement) be included in such calculations to the extent relating to the applicable period as provided herein; and
(iv) with respect to any Asset Disposition, income statement items (whether positive or negative) and balance sheet items attributable to the assets disposed of shall be excluded from such calculations to the extent relating to the applicable period.
ARTICLE II
PURCHASE OF PREFERRED STOCK AND WARRANT
2.1 The Purchase of Preferred Stock and Warrant.
Subject to and upon satisfaction of the terms and conditions herein set forth (or waiver of such conditions by the Required Investors), and in reliance upon the representations and warranties of the Company contained herein, at the closing of the transactions contemplated by this Agreement (the “Closing”), the Investors shall purchase from the Company, and the Company shall issue and sell to the Investors, (i) the Preferred Stock and (ii) the Warrant, for the aggregate purchase price of $6,300,000.

2.2 Terms of Preferred Stock.
The terms of, and the rights and privileges associated with, the Preferred Stock shall be as set forth in the Certificate of Designations.
2.3 The Closing.
The Closing shall take place at such time that the Company and the Investors may agree (the “Closing Date”) at such place or by such means as the Company and the Investors may agree. At the Closing, (i) the Company shall issue, sell and deliver the Preferred Stock and the Warrant to the Investors, and (ii) the Investors shall pay $6,300,000 to the Company in exchange for the Preferred Stock and the Warrant by wire transfer of immediately available funds pursuant to written instructions delivered to the Investors by the Company at or prior to the Closing. The Company hereby authorizes the Investors to disburse such amount in accordance with the terms of any written instructions from any Authorized Officer of the Company.
2.4 Fees.
The Company agrees to pay to Fidus, for its own account, on the Closing Date, the fees under the Fee Letter in the amounts due and payable on the Closing Date as required by the terms thereof;
2.5 Recovery of Payments.
The Company agrees that to the extent the Company makes a payment or payments to or for the account of any Investor, which payment or payments or any part thereof are subsequently required to be repaid to the Company or a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause (whether as a result of any demand, settlement, litigation or otherwise), then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received.
2.6 Use of Proceeds.
The proceeds of the sale of the Preferred Stock and the Warrant to the Investors on the Closing Date shall be used (i) for general corporate purposes, including working capital and acquisitions permitted hereunder and (ii) to pay or reimburse permitted fees and expenses in connection with the issuance of the Preferred Stock and the Warrant.
2.7 Redemption.
(a) The Company shall redeem, at the Redemption Price, any and all outstanding shares of Preferred Stock of each Investor on the Redemption Date.
(b) The Company shall redeem, at the Redemption Price, the outstanding shares of Preferred Stock of each Investor, in whole or in part at the option of such Investor, upon the occurrence of any of the following: (i) a Sale of the Company, (ii) a Key Person Event, (iii) an Event of Noncompliance or (iv) the failure of the covenants contained in ARTICLES V, VI or VII to be effective and applicable in respect of the Preferred Stock (each, a “Mandatory Redemption Event”).

The Company shall give written notice to the Investors of (A) the expected occurrence of any Mandatory Redemption Event arising under clause (i) of the definition thereof not less than 30 nor more than 60 days prior to the proposed closing date thereof, describing in reasonable detail such transaction, including the proposed closing and payment date with respect thereto, and (B) the occurrence of a Key Person Event specified in clause (ii) above and an Event of Noncompliance specified in clause (iii) above within ten days of obtaining Knowledge or receiving notice of such occurrence. To have shares of Preferred Stock redeemed, the holders thereof must give written notice to the Company after the occurrence of a Mandatory Redemption Event, demanding redemption and specifying the number of shares to be redeemed. With respect to the events specified in clause (i) of the definition of “Mandatory Redemption Event,” each Investor must deliver such notice to the Company within twenty days after receiving notice from the Company as to any such event. Upon receipt of any proper redemption demand from an Investor, the Company covenants and agrees that it will redeem the shares of Preferred Stock or the portion thereof held by such Investor subject to redemption. The closing date for any redemption due to the occurrence of an event specified in clause (i) of the definition of “Mandatory Redemption Event” shall not be later than the closing date of such event. The closing date for a redemption due to any other Mandatory Redemption Event shall occur within ten Business Days of the Company’s receipt of the redemption demand.
The obligation of the Company to redeem the Preferred Stock pursuant to this Section 2.7(b) is subject to the occurrence of the Mandatory Redemption Event in respect of which such offers and acceptances shall have been made. In the event that such Mandatory Redemption Event does not occur on or prior to the proposed redemption date in respect thereof, the redemption shall be deferred until and shall be made upon the date on which such Mandatory Redemption Event occurs. The Company shall keep each Investor reasonably and timely informed of (i) any such deferral of the date of redemption, (ii) the date on which such Mandatory Redemption Event and the redemption are expected to occur, and (iii) any determination by the Company that efforts to effect such Mandatory Redemption Event have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section in respect of such Mandatory Redemption Event shall be deemed rescinded).
(c) To the extent the Company shall have funds legally available for such payment, the Company shall have the right at any time and from time to time, upon the notice provided for below, to redeem, at the Redemption Price, the outstanding shares of Preferred Stock in whole or in part; provided that if less than all of the outstanding shares of Preferred Stock are to be redeemed, the Company shall redeem a pro rata portion of each Investor’s shares of Preferred Stock. In the event of such an optional redemption, the Company shall give the Investors irrevocable (other than as provided below) written notice of such redemption not less than forty-five days prior to the redemption date, specifying (i) the redemption date, (ii) the number of shares of Preferred Stock to be redeemed on such date, (iii) the redemption price, (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price, (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date, and (vi) stating that such redemption is to be made pursuant to this Section 2.7(c); provided, however, that the Company may withdraw such offer at any time prior to the redemption date so long as any of the rights of any Investor shall not have been prejudiced in any material respect by reliance upon such offer of redemption.

(d) In addition to the optional redemption rights provided in Section 2.7(c), in the event that (1) the Company requests, in writing, that the Investors consent to a contemplated Acquisition that otherwise does not constitute a Permitted Acquisition, (2) the Company gives at least 20 days prior written notice of such contemplated Acquisition prior to the consummation thereof and the Company provides prior to consummation of such contemplated Acquisition all financial and due diligence information regarding the contemplated Acquisition reasonably requested by the Investors prior to such consummation, (3) the Required Investors notify the Company, in writing, that they will not provide such consent and (4) the Company actually consummates such Acquisition, to the extent the Company shall have funds legally available for such payment, the Company shall have the right, upon the notice provided for below, to redeem, at the Redemption Price, the outstanding shares of Preferred Stock in whole but not in part. In the event of such an optional redemption, the Company shall give the Investors irrevocable (other than as provided below) written notice of such redemption not more than ten days following the consummation of such Acquisition, specifying (i) the redemption date, which shall not be more than 30 days following the consummation of such Acquisition, (ii) the number of shares of Preferred Stock to be redeemed on such date, (iii) the redemption price, (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price, (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date, and (vi) stating that such redemption is to be made pursuant to this Section 2.7(d); provided, however, that the Company may withdraw such offer at any time prior to the redemption date so long as any of the rights of any Investor shall not have been prejudiced in any material respect by reliance upon such offer of redemption.
(e) With respect to any shares of Preferred Stock to be redeemed or repurchased under this Section 2.7 , the Company shall pay to the Investors holding the Preferred Stock being redeemed or purchased an amount in cash equal to the Redemption Price of the Preferred Stock being redeemed or purchased. The Company also shall pay in cash to the Investors holding Preferred Stock at the time of such redemption all accrued and unpaid fees, charges and other amounts owed by any Company Party to such Investors pursuant to the Investment Documents. If the Company is unable or shall fail to discharge its obligation to redeem all outstanding shares of Preferred Stock at the time required pursuant to this Section 2.7 (excluding, for the purposes of clarity, where the Company is permitted to rescind or cancel any redemption as permitted herein), (i) the Company shall discharge such redemption or purchase obligation as soon thereafter as possible and the amounts payable in connection with such redemption or purchase shall bear interest as provided in the Certificate of Designations, from and after the date redemption is required pursuant to this Section 2.7.
(f) Upon the redemption of shares of Preferred Stock and payment of the redemption price therefor, dividends shall no longer accrue on such shares of Preferred Stock hereunder. In case fewer than all the shares represented by any certificate representing shares of Preferred Stock are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the Investor.

2.8 Investment Unit.
The Company and the Investors hereby acknowledge and agree that (a) the Preferred Stock and the Warrant are part of an investment unit within the meaning of Section 1273(c)(2) of the Code, (b) for United States federal income tax purposes, the issue price of the Warrant within the meaning of Section 1273(b) of the Code, which issue price was determined pursuant to Section 1.1273-2(h)(1) of the Treasury Regulations, is equal to $1,307,457, and (c) each of the Company and the Investors shall use such issue price for all income tax purposes with respect to the issuance of the Preferred Stock and the Warrant.
2.9 Additional Shares.
At the written request of any Investor, the Company shall be required to issue additional shares of Preferred Stock (“Additional Shares”) with respect to the payment of dividends previously accreted to the Liquidation Value of outstanding shares of the Preferred Stock of such holder pursuant to the Certificate of Designations. The Additional Shares shall be identical to all other shares of Preferred Stock except that the “Original Issue Date” (as defined in the Certificate of Designations) with respect to such shares shall be the date such Additional Shares are actually issued. In such cases, the number of Additional Shares to be issued as payment of such previously accreted dividends shall be equal to the amount of accreted dividends being paid by the issuance of Additional Shares divided by the Original Per Share Purchase Price, carried out to five decimal points for fractional shares. Upon the issuance of Additional Shares to such holder, the amount of accreted dividends on outstanding shares of the Preferred Stock of such holder shall be reduced by the amount of the accreted dividend paid by the issuance of Additional Shares pursuant to this Section 2.9.
2.10 Pro Rata Treatment.
If any Investor shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of the Preferred Stock, the Warrant or other Obligations hereunder resulting in such Investor’s receiving payment of a proportion of the aggregate amount of the Liquidation Value of the Preferred Stock held by it and or other such Obligations greater than its pro rata share thereof as provided herein (except where such excess payment is received as a result of the Inventors differing decisions with respect to redeeming their shares of Preferred Stock where such redemption is at the election of individual Investors), then the Investor receiving such greater proportion shall (a) notify the other Investors of such fact, and (b) purchase (for cash at face value) Obligations of the other Investors, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Investors ratably in accordance with the Liquidation Value of their respective shares of Preferred Stock and other amounts owing them, provided that (i) if any such Obligations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by an Investor as consideration for the assignment of or sale of its Preferred Stock or Warrant to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section 2.10 shall apply). The Company consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Investor acquiring an Obligation pursuant to the foregoing arrangements may exercise against the Company rights of setoff and counterclaim with respect to such Obligation as fully as if such Investor were a direct obligee of the Company in the amount of such Obligation. If under any applicable bankruptcy, insolvency or similar law, any Investor receives a secured claim in lieu of a setoff to which this Section 2.10 applies, such Investor shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Investors entitled under this Section 2.10 to share in the benefits of any recovery on such secured claim.

2.11 Change in Law; Illegality.
(a) If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Investor, all as a result and only to the extent of such Investor’s participation in the Transactions;
(ii) subject any Investor to any tax of any kind whatsoever with respect to this Agreement, or change the basis of taxation of payments to such Investor in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.12 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Investor); or
(iii) impose on any Investor any other condition, cost or expense affecting this Agreement;
and the result of any of the foregoing shall be to increase the cost to such Investor, or to reduce the amount of any sum received or receivable by such Investor hereunder, then, upon request of such Investor, the Company will pay to such Investor, as the case may be, such additional amount or amounts as will compensate such Investor, as the case may be, for such additional costs incurred or reduction suffered.
(b) If any Investor determines in good faith and in the exercise of its reasonable business judgment that any Change in Law affecting such Investor or any office of such Investor or such Investor’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Investor’s capital or on the capital of such Investor’s holding company, if any, as a consequence of this Agreement or such Investor’s purchase or ownership of the Preferred Stock to a level below that which such Investor or such Investor’s holding company could have achieved but for such Change in Law (taking into consideration such Investor’s and the policies of such Investor’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Investor such additional amount or amounts as will compensate such Investor or such Investor’s holding company for any such reduction suffered.
(c) A certificate of an Investor setting forth the amount or amounts reasonably determined by such Investor in good faith necessary to compensate such Investor or its holding company, as the case may be, as specified in Section 2.11(a) or 2.11(b) and delivered to the Company shall be conclusive absent manifest error. The Company shall pay such Investor the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Failure or delay on the part of any Investor to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Investor’s right to demand such compensation, provided that the Company shall not be required to compensate an Investor pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Investor notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Investor’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e) Notwithstanding anything to the contrary elsewhere in this Agreement, if any Change in Law results in an increase in payments by Company to any Investor hereunder, the Company may immediately redeem the Preferred Stock of such Investor in whole or in part at a Redemption Price calculated in the same manner as optional redemptions are conducted pursuant to Section 2.7(c) hereof.
2.12 Taxes.
(a) Any and all payments by or on account of any obligation of the Company hereunder or under any other Investment Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Company shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Investor receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b) Without limiting the provisions of Section 2.12(a), the Company shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c) The Company shall indemnify each Investor within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable in respect of the Obligations (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Investor and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by an Investor shall be conclusive absent manifest error.
(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company to a Governmental Authority, the Company shall deliver to the applicable Investors the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Investors.

(e) Any Foreign Investor that is legally entitled to and desires to obtain the benefit of an exemption from or reduction of withholding tax for United States federal income tax purposes, with respect to payments hereunder or under any other Investment Document shall deliver to the Company, at the time or times prescribed by applicable law or reasonably requested by the Company, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Investor, if requested by the Company, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company as will enable the Company to determine whether or not such Investor is subject to backup withholding or information reporting requirements.
Without limiting the generality of the foregoing, any Foreign Investor shall deliver to the Company on or prior to the date on which such Foreign Investor becomes an Investor under this Agreement (and from time to time thereafter upon the request of the Company, but only if such Foreign Investor is legally entitled to do so), whichever of the following is applicable:
(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(ii) duly completed copies of Internal Revenue Service Form W-8ECI,
(iii) in the case of a Foreign Investor claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Investor is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or
(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made.
(f) If any Investor receives a refund of any Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section, such Investor shall promptly pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Investor and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Company, upon the request of such Investor agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Investor in the event such Investor is required to repay such refund to such Governmental Authority.

(g) Notwithstanding the foregoing, the Company may, at any time, challenge the imposition of any Taxes or Other Taxes subject to payment or indemnification by Company hereunder and, without limiting the foregoing, pursue a refund of any such Taxes or Other Taxes. Any such amounts recovered, including, any interest, penalties or other amounts, shall be the property of the Company. Any Investor with respect to whom any such challenge or refund relates agrees to reasonably cooperate, at the sole expense of the Company, with the Company in the pursuit of such challenge or refund including, without limitation, permitting such challenge or refund request to be brought in the name of such investor and providing to the Company or its designee a limited power of attorney with respect thereto. Any amounts recovered in connection with any such challenge or refund request shall be promptly paid to the Company.
2.13 Mitigation of Costs.
If any Investor requests compensation under Sections 2.11(a) or 2.11(b), or the Company is required to pay any additional amount to any Investor or any Governmental Authority for the account of any Investor pursuant to Section 2.12, then such Investor shall use reasonable efforts to designate a different office for funding or holding its Preferred Stock and the Warrant hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Investor, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.11(a), 2.11(b) or 2.12, as the case may be, in the future, and (ii) in each case, would not subject such Investor to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Investor. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Investor in connection with any such designation or assignment.
ARTICLE III
CONDITIONS OF CLOSING
3.1 Investors Conditions of Closing.
The obligation of each Investor to purchase the Preferred Stock and the Warrant on the Closing Date is subject to the satisfaction of the following conditions precedent:
(a) The Investors shall have received the following, each dated as of the Closing Date (unless otherwise specified) and in such number of copies as the Investors shall have requested:
(i) this Agreement, executed and delivered by the Company;
(ii) a certificate representing the shares of Preferred Stock executed, delivered and issued by the Company;
(iii) the Warrant, duly executed by the Company;
(iv) the Guaranty, duly executed by each Wholly Owned Subsidiary of the Company except for the Casie Companies;

(v) a registration rights agreement, in form and substance satisfactory to the Investors, duly executed by the Company;
(vi) a securityholders agreement, in form and substance satisfactory to the Investors, duly executed by the Company, Brent Kopenhaver and Mark Alsentzer;
(vii) an opinion of counsel reasonably acceptable to the Investors, in form and substance reasonably satisfactory to Fidus; and
(viii) properly completed and executed SBA Form 652, SBA Form 480 and Part A of SBA Form 1031 from the Company.
(b) The Investors shall have received a certificate, signed by the president, the chief executive officer or the chief financial officer of the Company, dated the Closing Date and in form and substance reasonably satisfactory to the Investors, certifying that (i) all representations and warranties of the Company Parties contained in this Agreement and the other Investment Documents are true and correct as of the Closing Date, both immediately before and immediately after giving effect to the consummation of the Transactions and the application of the proceeds thereof (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date), (ii) no Event of Noncompliance has occurred and is continuing, both immediately before and after giving effect to the Transactions and the application of the proceeds thereof, and (iiii) all conditions to the purchase the Preferred Stock and the Warrant set forth in this Section 3.1 have been satisfied or waived as required hereunder.
(c) The Investors shall have received a certificate of the secretary or an assistant secretary of each Company Party executing any Investment Documents as of the Closing Date, dated the Closing Date and in form and substance reasonably satisfactory to Fidus, certifying (i) that attached thereto is a true and complete copy of the articles or certificate of incorporation, certificate of formation or other organizational document and all amendments (including the amendments required to amend the terms, rights, preferences and privileges of the Existing Preferred Stock and designate the terms, rights, preferences and privileges of the Preferred Stock) thereto of such Company Party, certified as of a recent date by the Secretary of State (or comparable Governmental Authority) of its jurisdiction of organization, and that the same has not been amended since the date of such certification, (ii) that attached thereto is a true and complete copy of the bylaws, operating agreement or similar governing document of such Company Party, as then in effect and as in effect at all times from the date on which the resolutions referred to in clause (iii) below were adopted to and including the date of such certificate, and (iii) that attached thereto is a true and complete copy of resolutions adopted by the board of directors (or similar governing body) of such Company Party, authorizing the execution, delivery and performance of this Agreement and the other Investment Documents to which it is a party, and as to the incumbency and genuineness of the signature of each officer of such Company Party executing this Agreement or any of such other Investment Documents, and attaching all such copies of the documents described above.

(d) The Investors shall have received (i) a certificate as of a recent date of the good standing of each Company Party executing any Investment Documents as of the Closing Date, under the laws of its jurisdiction of organization, from the Secretary of State (or comparable Governmental Authority) of such jurisdiction, and (ii) a certificate as of a recent date of the qualification of each Company Party to conduct business as a foreign corporation in such jurisdictions as Fidus may have reasonably requested, from the Secretary of State (or comparable Governmental Authority) of such jurisdiction.
(e) The Investors shall have received copies of the financial statements and information referred to in Sections 4.11(a) and 4.11(b);
(f) The Investors shall have received an executed Financial Condition Certificate, attaching copies of (i) the Projections, (ii) an unaudited consolidated and consolidating balance sheet of the Company and its Subsidiaries (other than the Casie Companies) as of December 31, 2007 calculated in accordance with GAAP except for the exclusion of all matters relating to the Casie Companies, showing adjustments on a Pro Forma Basis to give effect to the consummation of the Transactions, all as if such events had occurred on such date (the “Pro Forma Balance Sheet”) and (iii) an unaudited consolidated and consolidating balance sheet of the Casie Companies as of December 31, 2007, all of which shall be in form and substance satisfactory to the Investors.
(g) The Investors shall be satisfied that, on a Pro Forma Basis after giving effect to the Transactions, all as if such events had occurred on the date of the Pro Forma Balance Sheet, (i) Consolidated EBITDA for the Company and its Subsidiaries for the twelve-month period ending on December 31, 2007 is not less than $7,200,000, (ii) Consolidated Funded Debt is not greater than $21,000,000 and (iii) the Leverage Ratio is not greater than 1.8x; and the Investors shall have received a certificate of a Financial Officer of the Company as to the foregoing in form and substance satisfactory to the Investors.
(h) The Investors shall have received written instructions from an Authorized Officer of the Company, including wire transfer information, directing the payment of the proceeds of the Preferred Stock and the Warrant to be made hereunder.
(i) No Event of Noncompliance shall have occurred and be continuing on such date, both immediately before and immediately after giving effect to the Transactions.
(j) Each of the representations and warranties contained in Article IV and in the other Investment Documents shall be true and correct on and as of the Closing Date, with the same effect as if made on and as of such date, both immediately before and immediately after giving effect to the purchase and sale of the Preferred Stock and the Warrant contemplated hereby (except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case such representation or warranty shall be true and correct as of such date).

3.2 Company Party Conditions to Closing.
The obligation of each Company Party to consummate the transactions described in this Agreement on the Closing Date is subject to the satisfaction of the following conditions precedent:
(a) The Company Parties shall have received this Agreement, dated as of the Closing Date and in such number of copies as the Company Parties shall have requested, executed and delivered by all Investors; and
(b) The Company shall have received payment of the aggregate purchase price for the Preferred Stock and Warrant set forth in Section 2.1 hereof in immediately available funds.
ARTICLE IV
COMPANY REPRESENTATIONS AND WARRANTIES
To induce the Investors to enter into this Agreement and to induce the Investors to purchase the Preferred Stock and the Warrant contemplated hereby, the Company represents and warrants to each Investor that the statements contained in this Article IV are correct as of the date of this Agreement, except as otherwise expressly set forth in the schedules delivered by the Company to the Investor on the date hereof. Such schedules will be arranged in sections corresponding to the sections contained in this Article IV.
4.1 Corporate Organization and Power.
Each Company Party (i) is a corporation or a limited liability company duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as the case may be, (ii) has the full corporate or limited liability company power and authority to execute, deliver and perform the Investment Documents to which it is or will be a party, to own and hold its property and to engage in its business as presently conducted, and (iii) is duly qualified to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, except where the failure to be so qualified, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
4.2 Authorization; Enforceability.
Each Company Party has taken, or on the Closing Date will have taken, all necessary corporate or limited liability company action, as applicable, to execute, deliver and perform each of the Investment Documents to which it is or will be a party, and has, or on the Closing Date (or any later date of execution and delivery) will have, validly executed and delivered each of the Investment Documents to which it is or will be a party. This Agreement constitutes, and each of the other Investment Documents upon execution and delivery will constitute, the legal, valid and binding obligation of each Company Party that is a party hereto or thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

4.3 No Violation.
The execution, delivery and performance by each Company Party of each of the Investment Documents to which it is or will be a party, and compliance by it with the terms hereof and thereof, do not and will not (i) violate any provision of its articles or certificate of incorporation or formation, its bylaws or operating agreement, or other applicable formation or organizational documents, (ii) contravene any other Requirement of Law applicable to it, (iii) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any indenture, mortgage, lease, agreement, contract or other instrument to which it is a party, by which it or any of its properties is bound or to which it is subject, or (iv) result in or require the creation or imposition of any Lien upon any of its properties, revenues or assets; except, in the case of clauses (ii) and (iii) above, where such contraventions, violations, conflicts, breaches or defaults, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
4.4 Governmental and Third-Party Authorization; Permits.
No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by each Company Party of this Agreement or any of the other Investment Documents to which it is or will be a party or the legality, validity or enforceability hereof or thereof, other than (i) consents, authorizations and filings that have been (or on or prior to the Closing Date will have been) made or obtained and that are (or on the Closing Date will be) in full force and effect, which consents, authorizations and filings are listed on Schedule 4.4, and (ii) consents and filings the failure to obtain or make which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Company Party has, and is in good standing with respect to, all governmental approvals, licenses, permits and authorizations necessary to conduct its business as presently conducted and to own or lease and operate its properties, except for those the failure to obtain which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
4.5 Litigation.
There are no actions, investigations, suits or proceedings pending or, to the Knowledge of the Company, threatened, at law, in equity or in arbitration, before any court, other Governmental Authority, arbitrator or other Person, (i) against or affecting any of the Company Parties or any of their respective properties that, if adversely determined, could reasonably be expected to have a Material Adverse Effect, or (ii) with respect to this Agreement, any of the other Investment Documents or any of the transactions contemplated hereby or thereby. The actions, investigations, suits or proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Company as of the Closing Date are listed on Schedule 4.5.

4.6 Taxes.
Each Company Party has timely filed all federal, state, local and foreign tax returns and reports required to be filed by it and has paid, prior to the date on which penalties would attach thereto or a Lien would attach to any of the properties of a Company Party if unpaid, all taxes, assessments, fees and other charges levied upon it or upon its properties that are shown thereon as due and payable, other than those that are not yet delinquent or that are being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with GAAP. Such returns accurately reflect in all material respects all liability for taxes of the Company Parties for the periods covered thereby. As of the Closing Date, there is no ongoing audit or examination or, to the Knowledge of the Company, other investigation by any Governmental Authority of the tax liability of any of the Company Parties, and there is no material unresolved claim by any Governmental Authority concerning the tax liability of any Company Party for any period for which tax returns have been or were required to have been filed, other than unsecured claims for which adequate reserves have been established in accordance with GAAP. As of the Closing Date, no Company Party has waived or extended or has been requested to waive or extend the statute of limitations relating to the payment of any taxes.
4.7 Subsidiaries; Capitalization.
Schedule 4.7 sets forth, as of the Closing Date and after giving effect to the Transactions, (i) all of the Subsidiaries of the Company and, (ii) as to the Company and each Subsidiary not Wholly Owned by the Company, (x) the number of shares, units or other interests of each class of Capital Stock outstanding, and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and similar rights and (y) the direct holders of all such Capital Stock and the number of shares, units, interests, options, warrants or other purchase rights held by each. All outstanding shares of Capital Stock of the Company and each of its Subsidiaries are duly and validly issued, fully paid and nonassessable. As of the Closing Date there are no shares of Capital Stock, warrants, rights, options or other equity securities, or other Capital Stock of any Company Party outstanding or reserved for any purpose other than outstanding to or reserved for issuance to the Company or a Wholly Owned Subsidiary of the Company.
4.8 Full Disclosure. The representations and warranties contained in this Article IV, when taken together with the schedules hereto do not contain any untrue statement of a material fact nor omit to state any material fact necessary in order to make the statements and information contained herein and therein not misleading.
4.9 Margin Regulations.
No Company Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of the Preferred Stock or the Warrant will be used, directly or indirectly, to purchase or carry any Margin Stock, to extend credit for such purpose or for any other purpose, in each case that would violate or be inconsistent with Regulations T, U or X or any provision of the Exchange Act.
4.10 No Material Adverse Effect.
Since December 31, 2006, there has been no Material Adverse Effect and there exists no event, condition or state of facts that could reasonably be expected to result in a Material Adverse Effect other than any Material Adverse Effect (i) readily ascertainable from the face of financial statements delivered to the Investors on or prior to closing for periods ended after December 31, 2006 and (ii) arising from changes, events, circumstances or conditions generally affecting the industry in which the Company Parties operate of which the Company has no Knowledge or general macro economic conditions.

4.11 Financial Matters.
(a) The Company has furnished to the Investors copies of (i) the audited consolidated and consolidating balance sheets of the Company and its Subsidiaries (other than the Casie Companies) as of December 31, 2006 and 2005, in each case with the related statements of income, cash flows and stockholders’ equity for the fiscal years then ended, together with the opinion of auditors thereon, and (ii) the unaudited consolidated and consolidating balance sheet of the Company and its Subsidiaries (other than the Casie Companies) as of December 31, 2007, and the related statements of income, cash flows and stockholders’ equity for the year ended December 31, 2007. Such financial statements have been prepared in accordance with GAAP (subject, with respect to the unaudited financial statements, to the absence of notes required by GAAP, to normal year-end adjustments and to the exclusion of all financial information relating to the Casie Companies) and present fairly in all material respects the financial condition of the Company and its Subsidiaries (other than the Casie Companies) on a consolidated and consolidating basis as of the respective dates thereof and the results of operations of the Company and its Subsidiaries (other than the Casie Companies) on a consolidated and consolidating basis for the respective periods then ended. Except as fully reflected in the most recent financial statements referred to above and the notes thereto, there are no material liabilities or obligations with respect to the Company and its Subsidiaries (other than the Casie Companies) of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that are required in accordance with GAAP to be reflected in such financial statements and that are not so reflected.
(b) The Company has furnished to the Investors copies of (i) the audited consolidated and consolidating balance sheets of the Casie Companies as of December 31, 2006 and 2005, in each case with the related statements of income, cash flows and stockholders’ equity for the fiscal years then ended, together with the opinion of auditors thereon, and (ii) the unaudited consolidated and consolidating balance sheet of the Casie Companies as of December 31, 2007, and the related statements of income, cash flows and stockholders’ equity for the year ended December 31, 2007. Such financial statements have been prepared in accordance with GAAP (subject, with respect to the unaudited financial statements, to the absence of notes required by GAAP, to normal year-end adjustments and the fact that the Casie Companies are not consolidated with the Company) and present fairly in all material respects the financial condition of the Casie Companies on a consolidated and consolidating basis as of the respective dates thereof and the results of operations of the Casie Companies on a consolidated and consolidating basis for the respective periods then ended. Except as fully reflected in the most recent financial statements referred to above and the notes thereto, there are no material liabilities or obligations with respect to the Casie Companies of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that are required in accordance with GAAP to be reflected in such financial statements and that are not so reflected.

(c) The Pro Forma Balance Sheet reflects adjustments made on a Pro Forma Basis to give effect to the consummation of the Transactions, all as if such events had occurred on the date as of which the Pro Forma Balance Sheet is prepared. The Pro Forma Balance Sheet has been prepared in good faith and having a reasonable basis set forth therein, presents fairly in all material respects the consolidated and consolidating financial condition of the Company and its Subsidiaries (other than the Casie Companies) on an unaudited Pro Forma Basis as of the date set forth therein after giving effect to the consummation of the transactions described above.
(d) The Company has prepared, and has furnished to the Investors a copy of, projected consolidated and consolidating balance sheets and statements of income and cash flows of the Company and its Subsidiaries (consisting of balance sheets and statements of income and cash flows prepared by the Company on a monthly basis through fiscal year 2008, giving effect to the consummation of the Transactions (the “Projections”). In the good faith opinion of management of the Company, the assumptions used in the preparation of the Projections were reasonable when made and continue to be reasonable as of the date hereof. The Projections have been prepared in good faith by the executive and financial personnel of the Company.
(e) After giving effect to the consummation of the Transactions, each Company Party (i) has capital sufficient to carry on its businesses as conducted and as proposed to be conducted, (ii) has assets with a fair saleable value, determined on a going concern basis, which are (y) not less than the amount required to pay the probable liability on its existing debts as they become absolute and matured and (z) greater than the total amount of its liabilities (including identified contingent liabilities, valued at the amount that can reasonably be expected to become absolute and matured in their ordinary course), and (iii) does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature in their ordinary course.
(f) Since December 31, 2006, there has not been an occurrence of a “material weakness” (as defined in statement on Auditing Standards No. 60) in, or fraud that involves management or other employees who have a significant role in, the Company’s internal controls over financial reporting.
(g) Neither (i) the board of directors of the Company, a committee thereof or the Chief Financial Officer of the Company has concluded that any financial statement previously furnished to the Investors should no longer be relied upon because of an error, nor (ii) has the Company been advised by its auditors that a previously issued audit report or interim review cannot be relied on.
4.12 Ownership of Properties. Each Company Party (i) has good and marketable title to all real property owned by it, (ii) holds interests as lessee under valid leases in full force and effect with respect to all material leased real and personal property used in connection with its business, and (iii) has good title to all of its other material properties and assets reflected in the most recent financial statements referred to in Section 4.11(a) (except as sold or otherwise disposed of since the date thereof in the ordinary course of business), in each case free and clear of all Liens other than Permitted Liens. Schedule 4.12 lists, as of the Closing Date and after giving effect to the Transactions, all Realty of the Company Parties, indicating in each case the identity of the owner, the address of the property, the nature of use of the premises, and whether such interest is a leasehold or fee ownership interest.

4.13 ERISA.
(a) Each Company Party and its ERISA Affiliates is in compliance with the applicable provisions of ERISA, and each Plan is and has been administered in compliance with all applicable Requirements of Law, including, without limitation, the applicable provisions of ERISA and the Code, in each case except where the failure so to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No ERISA Event that could reasonably be expected to have a Material Adverse Effect (i) has occurred within the five-year period prior to the Closing Date, (ii) has occurred and is continuing, or (iii) to the Knowledge of the Company, is reasonably expected to occur with respect to any Plan. Except as could not reasonably be expected to have a Material Adverse Effect, no Plan has any Unfunded Pension Liability as of the most recent annual valuation date applicable thereto, and no Company Party or any of its ERISA Affiliates has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
(b) No Company Party or any of its ERISA Affiliates has any outstanding liability on account of a complete or partial withdrawal from any Multiemployer Plan, and no Company Party or any of its ERISA Affiliates would become subject to any liability under ERISA if any such Company Party or ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the most recent valuation date. No Multiemployer Plan is in “reorganization” or is “insolvent” within the meaning of such terms under ERISA.
4.14 Environmental Matters
(a) There are no underground tanks and related pipes and pumps at any Realty.
(b) (i) Each Company Party is presently and has been for a period of seven years prior to the Closing Date in material compliance with all Environmental Laws and (ii) there exists no fact or circumstance related to the Realty, or any act or omission of any Company Party that requires reporting, investigation, assessment, cleanup, remediation or any other type of response action pursuant to any Environmental Law or that could reasonably be expected to be the basis for any Environmental Claim.
(c) No Company Party has generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced or processed any Hazardous Substances at or upon the Realty or formerly owned, leased or operated property, except in material compliance with all applicable Environmental Laws.
(d) No Company Party has (i) entered into or been subject to any consent decree, compliance order or administrative order with respect to any Realty or formerly owned, leased or operated property or any facilities or operations thereon; (ii) received notice under the citizen suit provisions of any Environmental Law; (iii) received any request for information, notice, notice of violation, demand letter, administrative inquiry or formal or informal complaint or claim pursuant to any Environmental Law; or (iv) been subject to or threatened with Environmental Claims.

(e) Each Company Party has all governmental approvals, licenses, permits, and authorizations required under any Environmental Law that are necessary or reasonable to conduct the business, activities and operations of each Company Party (“Environmental Permits”), all applications for renewal of such Environmental Permits have been submitted on a timely basis, and Schedule 4.14(e) lists all Environmental Permits and currently pending applications for Environmental Permits.
(f) No Company Party has assumed, undertaken or otherwise become subject to any material liability of any other Person relating to or arising from any Environmental Law.
(g) To the Knowledge of the Company, no Company Party, Realty or the business will require a capital expenditure or annual operating expense increase in excess of $100,000 during the 18-month period following the Closing Date to achieve compliance with any Environmental Law or Environmental Permit as in effect on the date of this Agreement.
(h) Each Company Party has delivered to the Buyer copies of, and Schedule 4.14(h) sets forth a list of, all (i) Environmental Permits, and (ii) all material documents, records and information in its possession or control concerning Environmental Laws or Environmental Claims relating to any Company Party, including environmental agency reports and correspondence and previously conducted environmental audits and documents regarding any transportation, release, disposal or treatment of Hazardous Substances by any Company Party or at, upon or from any Realty or any formerly owned, leased or operated property.
4.15 Compliance with Laws. Each Company Party has timely filed all material reports, documents and other materials required to be filed by it under all applicable Requirements of Law with any Governmental Authority, has retained all material records and documents required to be retained by it under all applicable Requirements of Law, and is otherwise in compliance with all applicable Requirements of Law in respect of the conduct of its business and the ownership and operation of its properties, except in each case to the extent that the failure to comply therewith, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.16 Intellectual Property.
Each Company Party owns, or has the legal right to use, all Intellectual Property necessary for it to conduct its business as currently conducted. Schedule 4.16 lists, as of the Closing Date and after giving effect to the Transactions, all registered Intellectual Property owned by any Company Party. No claim is pending, and the Company has no Knowledge of any claim that has been asserted by any Person, challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property. The use of such Intellectual Property by any Company Party does not infringe on the known rights of any Person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
4.17 Investment Company Act.
No Company Party is an “investment company,” a company “controlled” by an “investment company,” or an “investment advisor,” within the meaning of the Investment Company Act of 1940, as amended.
4.18 Insurance.
Schedule 4.18 sets forth, as of the Closing Date and after giving effect to the Transactions, an accurate and complete list and a brief description of all policies of property and casualty, liability, business interruption, workers’ compensation, and other forms of insurance owned or held by the Company Parties or pursuant to which any of their respective assets are insured. The assets, properties and business of the Company Parties are insured against such hazards and liabilities, under such coverages and in such amounts, as Company management believes are generally maintained by companies similarly situated.
4.19 Material Contracts. Schedule 4.19 lists, as of the Closing Date each agreement to which any Company Party is a party, by which any Company Party or its properties is bound or to which any Company Party is subject including, without limitation, all contracts relating to the incurrence of Indebtedness or the issuance or sale of the Company’s Capital Stock but excluding any and all environmental service contracts entered into in the ordinary course of business (collectively, “Material Contracts”), in each instance the breach or termination of which could reasonably be expected to impose any material liability or material additional cost on the Company or any Subsidiary, and also indicates the parties thereto (including purchase orders for the acquisition by the Company of inventory or equipment in an amount greater than $500,000 in any year and excluding ordinary course of business sales orders from the Company’s customers). As of the Closing Date and after giving effect to the Transactions, (i) each Material Contract is in full force and effect and is enforceable by each Company Party that is a party thereto in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general or equitable principles or by principles of good faith and fair dealing, and (ii) no Company Party or, to the Knowledge of the Company, any other party thereto is in breach of or default under any Material Contract in any material respect or has given notice of termination or cancellation of any Material Contract.

4.20 Labor Relations. No Company Party is engaged in any unfair labor practice within the meaning of the National Labor Relations Act of 1947, as amended. As of the Closing Date, there is (i) no unfair labor practice complaint before the National Labor Relations Board, or grievance or arbitration proceeding arising out of or under any collective bargaining agreement, pending or, to the Knowledge of the Company, threatened, against any Company Party, (ii) no strike, lock-out, slowdown, stoppage, walkout or other labor dispute pending or, to the Knowledge of the Company, threatened, against any Company Party, and (iii) to the Knowledge of the Company, no petition for certification or union election or union organizing activities taking place with respect to any Company Party. As of the Closing Date, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Company Parties.
4.21 OFAC; Anti-Terrorism Laws.
(a) No Company Party or any Affiliate of any Company Party (i) is a Sanctioned Person, (ii) has more than 10% of its assets in Sanctioned Countries, or (iii) derives more than 10% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of the purchase and sale of the Preferred Stock and the Warrant hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.
(b) Neither the purchase and sale of the Preferred Stock and the Warrant hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. The Company Parties are in compliance in all material respects with the PATRIOT Act.
4.22 Securities Laws.
(a) All shares of Capital Stock and other securities (including all options and other Capital Stock equivalents) issued by each Company Party have been issued in transactions exempt from registration under the Securities Act, and all applicable state securities or “blue sky” laws.
(b) Neither the Company Parties or any of their Affiliates, nor any other Person acting on their behalf, has directly or indirectly engaged in any form of general solicitation or general advertising with respect to the Preferred Stock and the Warrant, its common stock or any other securities of any Company Party previously offered, sold or issued.
(c) None of the events described in Item 401(f) of Regulation S-K under the Securities Act, has occurred during the last five years with respect to any current or past director or officer of any Company Party.

4.23 Transactions with Affiliates.
There are no contractual obligations of any Company Party to any officer, director, shareholder, or Affiliate of the Company Parties other than for (i) payment of salary for services rendered or of other obligations pursuant to employment agreements, (ii) reimbursement for reasonable expenses incurred on behalf of a Company Party and (iii) standard employee benefits made generally available to all employees of the such Person. To the Knowledge of the Company, none of the officers, directors, shareholders, employees, or Affiliates of any Company Party has incurred Indebtedness to a Company Party that remains outstanding or has any direct or indirect material ownership interest in any Affiliate of a Company Party or, to the Knowledge of the Company, with which a Company Party has a business relationship except that such Person may own stock in publicly traded companies.
4.24 SBA Matters. The Company acknowledges that certain of the Investors are Small Business Investment Companies (as defined in the SBIA), subject to the rules and regulations contained in and promulgated under the SBIA. The Company, together with its “affiliates” (for purposes of this paragraph only, as that term is defined in Title 13, Code of Federal Regulations, §121.103), constitute a Small Business Concern (as defined in the SBIA). No Company Party presently engages in, and shall not hereafter engage in, any activities for which a Small Business Concern is prohibited from engaging in under 13 C.F.R §107.720, nor shall any Company Party use directly or indirectly the proceeds of the Preferred Stock or the Warrant for any purpose for which a Small Business Investment Company is prohibited from providing funds by the SBIA. The representations made by the Company in the SBA forms delivered pursuant to Section 3.1(a) shall be deemed to be representations made by the Company under this Section 4.24.
4.25 No Indebtedness to First National Bank of Elmer. All indebtedness and obligations of the Company Parties associated with each Lien of the Company Parties in favor of “The First National Bank of Elmer,” “First National Bank of Elmer” or a similarly named entity in existence as of the date hereof have been indefeasibly repaid in cash in full.
ARTICLE IV-A
INVESTOR REPRESENTATIONS AND WARRANTIES
To induce the Company to enter into this Agreement and to induce the Company to issue and sell the Preferred Stock and Warrant, each Investor as of the date of this Agreement (for purposes of this Article IV-A, each “Investor”) represents and warrants to each the Company that the statements contained in this Article IV-A are correct as of the date of this Agreement.
4A.1 Organization and Authority. Each Investor is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation. Each Investor has the requisite power and authority to execute and deliver this Agreement and the Investment Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and the Investment Documents to which it is a party constitute the valid and legally binding obligations of each Investor, enforceable in accordance with terms and conditions hereof and thereof, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

Except as could not reasonably be expected to have a material adverse effect on the ability of the Investors to fulfill their obligations under the Investment Documents, assuming the accuracy of all representations and warranties of the Company made herein, each Investor has given each notice to, made each filing with, and obtained each authorization, consent, and approval of each government, governmental agency and third Person required to be given, made or obtained by such Investor as of the date hereof to consummate the transactions contemplated by this Agreement and the Investment Documents to which each Investor is a party. The execution, delivery, and performance of this Agreement and the Investment Documents to which each Investor is a party have been duly authorized by each Investor.
4A.2 Non-contravention. Assuming the accuracy of the representations and warranties made by the Company in this Agreement (and the certificates and other documents contemplated hereby), neither the execution and the delivery by the Investors of this Agreement, nor the Investment Documents to which each Investor is a party, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which each Investor is subject or any provision of its organizational documents, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, modify or cancel, any agreement, contract, lease, license, instrument or other arrangement to which each Investor is a party or by which it is bound or to which any of its assets is subject; except, where such contraventions, violations, conflicts, breaches or defaults, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of the Investors to fulfill their obligations under the Investment Documents.
4A.3 Investment. Each Investor (a) is acquiring the Preferred Stock and Warrant solely for its own account as principal for investment purposes only and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, and (b) is an “accredited investor” as defined in the Securities Act. Each Investor is experienced in evaluating and investing in companies such as the Company Parties and has substantial experience in investing in and evaluating private placement transactions of securities in companies similar to the Company Parties and is capable of evaluating the risks and merits of its investment in the Preferred stock and Warrant and has the capacity to protect its own interests. Each Investor has had an opportunity to discuss the Company Parties’ business, management, financial affairs and the terms and conditions of the offering of the Preferred Stock and Warrant with management of the Company Parties and has had an opportunity to review the Company Parties’ facilities.
4A.4 Restricted Securities. Each Investor acknowledges that, because the Preferred Stock, Warrant and shares underlying the Warrant have not been registered under the Securities Act of 1933 or any state securities laws, such securities must be held indefinitely unless subsequently registered under the Securities Act of 1933 and applicable state securities law or an exemption from registration or resale under such laws is available. Each Investor is familiar with the provisions of Rule 144 promulgated under the Securities Act of 1933 and the resale limitation imposed thereby and by the Securities Act.

4A.5 Place of Business. Each Investor has its principal place of business or is otherwise resident in the states of New York, Illinois and North Carolina.
4A.6 Associated Suppliers. No Investor has an Associate (as defined in 13 C.F.R §107.50) with respect to which any Company Party’s activities would be deemed to be activities for which a Small Business Concern (as defined in the SBIA) is prohibited from engaging in under 13 C.F.R §107.720(h). In the event any Person becomes such an Associate of any Investor prior to the first anniversary of the date hereof, such Investor shall notify the Company of the identity of such Associate.
ARTICLE V
AFFIRMATIVE COVENANTS
The Company covenants and agrees to the following, unless and until shares of Preferred Stock with an aggregate Liquidation Value of less than ten percent of the aggregate Liquidation Value of the Preferred Stock on the date hereof remain outstanding:
5.1 Financial Statements. The Company will deliver to each Investor:
(a) As soon as available and in any event within 40 days after the end of January 2008 and 30 days after the end of February and March 2008, for the (i) Company and its Subsidiaries (other than the Casie Companies) and (ii) separately, the Casie Companies, unaudited consolidated and consolidating balance sheets as of the end of such fiscal month and unaudited consolidated and consolidating statements of income, cash flows for the fiscal month then ended and for that portion of the fiscal year then ended, all in reasonable detail and all certified on behalf of the Company by an appropriate Responsible Officer as being prepared in accordance with GAAP (subject to the absence of notes required by GAAP, normal year-end adjustments and the absence of consolidation of such financial statements of the Casie Companies with such financial statements of the Company and its other Subsidiaries), applied on a basis consistent with that of the preceding month or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such month;
As soon as available and in any event within 30 days after the end of each fiscal month beginning with April 2008, for the Company and its Subsidiaries, unaudited consolidated and consolidating balance sheets as of the end of such fiscal month and unaudited consolidated and consolidating statements of income, cash flows for the fiscal month then ended and for that portion of the fiscal year then ended, all in reasonable detail and all certified on behalf of the Company by an appropriate Responsible Officer as being prepared in accordance with GAAP (subject to the absence of notes required by GAAP and normal year-end adjustments), applied on a basis consistent with that of the preceding month or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such month;

(b) As soon as available and in any event within 45 days after the end of each fiscal quarter of each fiscal year, beginning with the first fiscal quarter for which such financial statements were not delivered as of the Closing Date, unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such fiscal quarter and unaudited consolidated and consolidating statements of income, cash flows and stockholders’ equity for the Company and its Subsidiaries for the fiscal quarter then ended and for that portion of the fiscal year then ended, in each case setting forth comparative consolidated and consolidating figures as of the end of and for the corresponding period in the preceding fiscal year together with comparative budgeted figures for the fiscal period then ended, all in reasonable detail and all certified on behalf of the Company by an appropriate Responsible Officer as being prepared in accordance with GAAP (subject to the absence of notes required by GAAP and subject to normal year-end adjustments) applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter.
(c) As soon as available and in any event within 90 days after the end of each fiscal year, beginning with fiscal year 2007, an audited consolidated and unaudited consolidating balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related audited consolidated and unaudited consolidating statements of income, cash flows and stockholders’ equity for the Company and its Subsidiaries for the fiscal year then ended, including the notes thereto, in each case setting forth comparative consolidated and unaudited consolidating figures as of the end of and for the preceding fiscal year for the fiscal year then ended, all in reasonable detail and, with respect to the audited statements, certified by the independent certified public accounting firm regularly retained by the Company or another independent certified public accounting firm of recognized standing reasonably acceptable to the Required Investors, together with a report thereon by such accountants that is not qualified as to going concern or scope of audit and to the effect that such financial statements present fairly in all material respects the consolidated and unaudited consolidating financial condition and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in accordance with GAAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year; and
(d) Concurrently with each delivery of the financial statements described in Sections 5.1(b) and 5.1(c), a management’s discussion and analysis report in such form as may be reasonably acceptable to the Required Investors.
(e) In connection with any Acquisition, the Company shall have delivered to the Investors within 30 days following consummation of the Acquisition:
(A) a pro forma consolidated balance sheet, income statement and cash flow statement of the Company and its Subsidiaries (the “Acquisition Pro Forma”), based on recent financial statements of the Target or, if no such financial statements are available, such other financial information pertaining to the Target as is available;

(B) copies of all financial analyses, financial projections and financial models prepared by or on behalf of the Company Parties regarding the Acquisition and any documentation on which such financial analyses, financial projections or financial models were based;
(C) copies of all analyses and calculations of the actual or contingent liabilities estimated with respect to any Acquisition as required by clause (ii) of the definition of Permitted Acquisition;
(D) upon the reasonable request of the Required Investors, due diligence materials prepared or received by or on behalf of the Company Parties regarding the Acquisition; and
(E) copies of the acquisition agreement and related agreements and instruments and all opinions, certificates, lien search results and other documents delivered in connection with such Acquisition.
In addition, for Pro Forma Acquisition EBITDA arising out of such Acquisition to be included in the Consolidated EBITDA for any period, the Company shall have first delivered a Pro Forma Acquisition EBTIDA Certificate with respect to such Acquisition.
5.2 Other Business and Financial Information. The Company will deliver to each Investor:
(a) Concurrently with each delivery of the financial statements described in Sections 5.1(a), 5.1(b) (including with respect to financial statements as of the end of and for the fourth fiscal quarter of each fiscal year) and 5.1(c), a Compliance Certificate with respect to the period covered by the financial statements being delivered thereunder, executed by a Financial Officer of the Company.
(b) As soon as available and in any event prior to the commencement of each fiscal year for each fiscal year thereafter, a consolidated and consolidating operating budget for the Company and its Subsidiaries for such fiscal year (prepared on a monthly basis), consisting of a consolidated and consolidating balance sheet and consolidated and consolidating statements of income and cash flows, together with a certificate of a Financial Officer of the Company to the effect that such budget has been prepared in good faith and, in the good faith opinion of management, upon reasonable assumptions; and as soon as available from time to time thereafter, any modifications or revisions to or restatements of such budget;
(c) Promptly upon receipt thereof, copies of any “management letter” submitted to any Company Party by its certified public accountants in connection with each annual, interim or special audit, and promptly upon completion thereof, any response reports from such Company Party in respect thereof;

(d) Promptly upon the sending, filing or receipt thereof, copies of (i) all financial statements, reports, notices and proxy statements that any Company Party shall send or make available generally to its shareholders, (ii) all regular, periodic and special reports, registration statements and prospectuses (other than on Form S-8) that any Company Party shall render to or file with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any national securities exchange, and (iii) all press releases and other statements made available generally by any Company Party to the public concerning material developments in the business of the Company Parties;
(e) Promptly upon (and in any event within ten days after) the Company obtaining Knowledge thereof, written notice of any of the following:
(i) the occurrence of any Event of Noncompliance, together with a written statement of a Responsible Officer of the Company specifying the nature of such Event of Noncompliance, the period of existence thereof and the action that the Company has taken and proposes to take with respect thereto;
(ii) the institution or threatened institution of any action, suit, investigation or proceeding against or affecting any Company Party, including any such investigation or proceeding by any Governmental Authority (other than routine periodic inquiries, investigations or reviews), that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and any material development in any litigation or other proceeding previously reported pursuant to Section 4.5 or this Section 5.2(e)(ii);
(iii) the receipt by any Company Party from any Governmental Authority of (A) any notice asserting any failure by any Company Party to be in compliance with applicable Requirements of Law or that threatens the taking of any action against any Company Party or sets forth circumstances that, if taken or adversely determined, could reasonably be expected to have a Material Adverse Effect, or (B) any notice of any actual or threatened suspension, limitation or revocation of, failure to renew, or imposition of any restraining order, escrow or impoundment of funds in connection with, any license, permit, accreditation or authorization of any Company Party, where such action could reasonably be expected to have a Material Adverse Effect;
(iv) the occurrence of any ERISA Event, together with (x) a written statement of a Responsible Officer of the Company specifying the details of such ERISA Event and the action that the applicable Company Party has taken and proposes to take with respect thereto, (y) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (z) a copy of any notice delivered by the PBGC to any Company Party or an ERISA Affiliate with respect to such ERISA Event;
(v) the occurrence of any material default under, or any proposed or threatened termination or cancellation of, any Material Contract, the default under or termination or cancellation of which could reasonably be expected to have a Material Adverse Effect;

(vi) the amendment, modification or waiver of any provision of any Company Parties’ articles or certificate of incorporation or formation, bylaws, operating agreement or other applicable formation or organizational documents, as applicable, the terms of any class or series of its Capital Stock, or any agreement among the holders of its Capital Stock or any of them; and
(vii) the occurrence of any of the following: (x) the assertion of any material Environmental Claim against or affecting any Company Party, Realty or real property formerly leased, operated or owned by any Company Party, or any Company Party’s discovery of a basis for any such Environmental Claim; (y) the receipt by any Company Party of notice of any alleged material violation of or material noncompliance with any Environmental Laws or material release of any Hazardous Substance not in compliance with Environmental Laws and Environmental Permits; or (z) the commencement of any material investigation, remediation or other responsive action by any Company Party or any other Person in response to the actual or alleged violation of any Environmental Law by any Company Party or generation, storage, transport, release, disposal or discharge of any Hazardous Substances on, to, upon or from any Realty or any real property formerly leased, operated or owned by any Company Party; and
(f) As promptly as reasonably possible, such other information about the business, condition (financial or otherwise), operations or properties of any Company Party as any Investor may from time to time reasonably request.
5.3 Existence; Franchises; Maintenance of Properties.
The Company will, and will cause each of its Subsidiaries to, (i) maintain and preserve in full force and effect its legal existence, except as expressly permitted otherwise by Section 7.1, (ii) obtain, maintain and preserve in full force and effect all other rights, franchises, licenses, permits, certifications, approvals and authorizations required by Governmental Authorities and necessary to the ownership, occupation or use of its properties or the conduct of its business, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (iii) keep all material properties in good working order and condition (normal wear and tear and damage by casualty excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced or, in the good faith judgment of the Company, are no longer useful or desirable in the conduct of the business of the Company Parties.
5.4 Compliance with Laws.
The Company will, and will cause each of its Subsidiaries to, comply in all respects with all Requirements of Law applicable in respect of the conduct of its business and the ownership and operation of its properties, except to the extent the failure so to comply could not reasonably be expected to have a Material Adverse Effect.
5.5 Payment of Obligations.
The Company will, and will cause each of its Subsidiaries to, (i) pay, discharge or otherwise satisfy at or before maturity all liabilities and obligations as and when due (subject to any applicable subordination, grace and notice provisions), except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect, and (ii) pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, would become a Lien (other than a Permitted Lien) upon any of the properties of any Company Party; provided, however, that no Company Party shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which such Company Party is maintaining adequate reserves with respect thereto in accordance with GAAP.

5.6 Insurance.
The Company will, and will cause each of its Subsidiaries to maintain with insurance companies the Company reasonably believes to be financially sound insurance with respect to its assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is generally maintained by companies in the same or similar businesses similarly situated.
5.7 Maintenance of Books and Records; Inspection.
The Company will, and will cause each of its Subsidiaries to, (i) maintain adequate books, accounts and records, in which full, true and correct entries shall be made of all financial transactions in relation to its business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with GAAP and in compliance with the requirements of any Governmental Authority having jurisdiction over it, and (ii) permit employees or agents of any Investor to visit and inspect its properties and examine or audit its books, records, working papers and accounts and make copies and memoranda of them, and to discuss its affairs, finances and accounts with its officers and employees and, upon notice to the Company, the independent public accountants of the Company and its Subsidiaries (and by this provision the Company authorizes such accountants to discuss the finances and affairs of the Company and its Subsidiaries), all at such times and from time to time, upon reasonable notice and during normal business hours, as may be reasonably requested.
5.8 Creation or Acquisition of Subsidiaries.
The Company may from time to time create or acquire new Subsidiaries in connection with Permitted Acquisitions or otherwise, and the Subsidiaries of the Company may create or acquire new Subsidiaries, provided that:
(a) Concurrently with (and in any event within 10 Business Days after) the creation or direct or indirect acquisition of any new Subsidiary, the Company will deliver to the Investors:
(i) Except with respect to non-Wholly Owned Subsidiaries (other than any such Subsidiary operating Pure Earth Energy if and when acquired), the Guaranty or a joinder to the Guaranty, executed by such new Subsidiary, pursuant to which such new Subsidiary shall become a guarantor thereunder and shall guarantee the payment in full of the Obligations of the Company under this Agreement and the other Investment Documents;
(ii) upon the request of the Investors, a written legal opinion of counsel to such Subsidiary addressed to the Investors, in form and substance reasonably satisfactory to the Required Investors, which shall cover such matters relating to such Subsidiary and the creation or acquisition thereof incident to the transactions contemplated by this Agreement and this Section 5.8 and the other Investment Documents as set forth in the legal opinion of counsel delivered to the Investors on the Closing Date;

(iii) (A) a copy of the certificate of incorporation (or other charter documents) of such Subsidiary, certified by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Subsidiary, (B) a copy of the bylaws or similar organizational document of such Subsidiary, certified on behalf of such Subsidiary by the corporate secretary or assistant secretary of such Subsidiary, (C) an original certificate of good standing for such Subsidiary issued by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Subsidiary and (D) copies of the resolutions of the board of directors and, if required, stockholders or other equity owners of such Subsidiary authorizing the execution, delivery and performance of the agreements, documents and instruments executed pursuant to Section 5.8(a), certified on behalf of such Subsidiary by an Authorized Officer of such Subsidiary, all in form and substance reasonably satisfactory to the Investors;
(iv) a certificate of the secretary or an assistant secretary of such Subsidiary as to the incumbency and signature of the officers executing agreements, documents and instruments executed pursuant to Section 5.8(a);
(v) a certificate as to the solvency of such Subsidiary, addressed to the Investors, dated as of the date of creation or acquisition of such Subsidiary and in form and substance reasonably satisfactory to the Investors;
(vi) evidence satisfactory to the Investors that no Event of Noncompliance shall exist immediately before or after the creation or acquisition of such Subsidiary or be caused thereby; and
(vii) a certificate executed by an Authorized Officer of each of the Company and such Subsidiary, which shall constitute a representation and warranty by the Company and such Subsidiary as of the date of the creation or acquisition of such Subsidiary that all conditions contained in this Agreement to such creation or acquisition have been satisfied, in form and substance reasonably satisfactory to the Investors;
(b) As promptly as reasonably possible, the Company and its Subsidiaries will deliver any such other documents and certificates as the Required Investors may reasonably request in connection therewith, in form and substance reasonably satisfactory to the Required Investors; and
(c) No Subsidiary may be a Foreign Subsidiary.
5.9 Environmental Laws.
The Company will, and will cause each of its Subsidiaries to, (i) comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all Environmental Permits, and (ii) conduct and complete all investigations, studies, sampling and testing, and all response, remedial, removal and other actions, required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings or to the extent the failure to conduct or complete any of the foregoing could not reasonably be expected to be material.

5.10 Board Observation Rights.
(a) The boards of directors, boards of managers or similar governing bodies of the Company shall hold general meetings (which may be held by conference call) at least quarterly for the purpose of discussing the business and operations of the Company and its Subsidiaries. The Company shall notify Fidus or, if Fidus ceases to hold at least 50% of the Preferred Stock, the one Investor holding the largest percentage of the Preferred Stock (the Person holding such rights under this Section 5.10, the “Observation Party”) and the other Investors of the date and time for each general or special meeting of its board of directors, board of managers or similar governing body (or any committee thereof) or of the adoption of any resolutions by any such body or committee by written consent (describing in reasonable detail the nature and substance of such action) at the time notice is provided to the outside directors or managers of the Company or any Subsidiary, as applicable, and concurrently send to each Investor any materials sent to directors or managers of the Company or such Subsidiary, including a draft of any resolutions proposed to be adopted by written consent. The Observation Party shall be free during the period prior to the meeting to contact the directors of the Company or such Subsidiary and discuss the pending actions to be taken.
(b) The Observation Party shall be entitled to select two representatives to attend and participate (but not vote) in all meetings of the board of directors, board of managers or other governing body (including any committee thereof) of the Company and each Subsidiary, including telephonic meetings, and such representative shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred in connection with such attendance and participation. The representatives designated by the Observation Party shall be entitled to receive all written materials and other information given to the participants in such meetings.
5.11 OFAC, PATRIOT Act Compliance. The Company will, and will cause each of its Subsidiaries to, (i) refrain from doing business in a Sanctioned Country or with a Sanctioned Person in violation of the economic sanctions of the United States administered by OFAC, and (ii) provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Investor in order to assist the Investors in maintaining compliance with the PATRIOT Act.
5.12 SBA Matters.
(a) The Company hereby agrees that, upon the request of any Investor that is a small business investment company under the SBIA (an “SBIA Investor”), the Company will redeem the Preferred Stock in full (at the Redemption Price) and purchase the Warrant at the purchase price set forth therein, in immediately available funds, in the event that any Company Party changes the nature of its business within one year after the Closing Date in a manner that would cause such Company Party to be ineligible for financing under 13 C.F.R. §107.720 without the written approval of the SBA to permit the SBIA Investor to retain such investment in the Company under 13 C.F.R. §107.760(b)(1) (as amended from time to time).

(b) Each Company Party will keep such records and submit to the SBA timely, complete and accurate compliance reports at such times and in such form and containing such information as the SBA may determine to be necessary to enable the SBA to ascertain whether the Company Parties have complied or are complying with 13 C.F.R. Part 112 (“Part 112”). Upon the request of any SBIA Investor, the Company Parties will submit to such SBIA Investor such information regarding the Company Parties as may be reasonably necessary to enable such SBIA Investor to meet its reporting requirements under Part 112. Each Company Party will permit the SBA to have access with advance written notice and during normal business hours to such of its books, records, accounts and other sources of information, and its facilities as may be pertinent to ascertain compliance with Part 112. Where any information required of the Company Parties is in the exclusive possession of any other agency, institution or Person and such agency, institution or Person shall fail or refuse to furnish this information, the Company Parties shall so certify in their report and shall set forth what efforts they have made to obtain this information.
5.13 SEC Filings. In the event that the Company files a registration statement on Form 10, or other form of registration statement, (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”) for the purpose of registering any of its Capital Stock under the Exchange Act and, if applicable, the Securities Act (such Registration Statement and any other reports filed with or furnished to the SEC, or required to be filed with or furnished to the SEC, subsequent to the filing of such Registration Statement, if any, including any amendments thereto, collectively the “Company SEC Documents”), each Company SEC Document, when filed with or furnished to the SEC (or, in the case of any Registration Statement, when such Registration Statement is declared effective by the SEC), will comply in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and will comply, as applicable, in all material respects with the then-applicable accounting standards. None of the Company SEC Documents when filed will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Following the effectiveness of the Registration Statement, to the extent required by the rules and regulations of the SEC, the Company will file with and furnish to the SEC all reports required to be filed and furnished by an issuer of equity securities registered under the Exchange Act.

ARTICLE VI
DEBT INCURRENCE TEST
The Company covenants and agrees to the following, unless and until shares of Preferred Stock with an aggregate Liquidation Value of less than ten percent of the aggregate Liquidation Value of the Preferred Stock on the date hereof remain outstanding:
6.1 Debt Incurrence Test. The Company will not, and will not permit or cause any of its Subsidiaries to, incur Indebtedness (other than Existing Indebtedness the proceeds of which are used solely to fund (i) working capital or (ii) capital expenditures not to exceed $100,000 during any trailing twelve-month period) if, after such incurrence, the Leverage Ratio shall exceed the ratio set forth below opposite the period that includes the date on which such Indebtedness was incurred:

Maximum
Period	Leverage Ratio

Closing Date through the second anniversary of the Closing Date	3.75:1.00

Thereafter	3.25:1.00
For purposes of this Section 6.1, Consolidated EBITDA shall be determined as of the date of the last financial statements required to be delivered pursuant to Section 5.1 and shall reflect the financial information contained therein. Upon any incurrence of any such Indebtedness, the Company shall deliver to each Investor a Compliance Certificate, executed by a Financial Officer of the Company, together with a Leverage Ratio worksheet in form and substance reasonably acceptable to the Investors, reflecting the computation of the Leverage Ratio immediately following the incurrence of such Indebtedness.
ARTICLE VII
NEGATIVE COVENANTS
The Company covenants and agrees to the following, unless and until shares of Preferred Stock with an aggregate Liquidation Value of less than ten percent of the aggregate Liquidation Value of the Preferred Stock on the date hereof remain outstanding:

7.1 Merger; Consolidation. The Company will not, and will not permit or cause any of its Subsidiaries to, liquidate, wind up or dissolve, or enter into any consolidation, merger or other combination, or agree to do any of the foregoing; provided, however, that:
(i) any Wholly Owned Subsidiary of the Company may merge or consolidate with, or be liquidated into, (x) the Company (so long as the Company is the surviving or continuing entity) or (y) any other Wholly Owned Subsidiary (so long as, if either constituent entity is a Subsidiary Guarantor, the surviving or continuing entity is a Subsidiary Guarantor), and in each case so long as no Event of Noncompliance has occurred and is continuing or would result therefrom; provided, however, that no Subsidiary acquired or established pursuant to a Permitted Acquisition that is required to be maintained as a separate Subsidiary pursuant to the definition of Permitted Acquisition shall be permitted to be involved in such a merger, consolidation or liquidation; and
(ii) to the extent not otherwise permitted under the foregoing clauses, any Wholly Owned Subsidiary that has sold, transferred or otherwise disposed of all or substantially all of its assets in connection with an Asset Disposition permitted under this Agreement and no longer conducts any active trade or business may be liquidated, wound up and dissolved, so long as no Event of Noncompliance has occurred and is continuing or would result therefrom.
7.2 Liens. The Company will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist, any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any state or under any similar recording or notice statute, or agree to do any of the foregoing, other than the following (collectively, “Permitted Liens”):
(i) Liens created by or otherwise existing under or in connection with any permitted Indebtedness;
(ii) Liens in existence on the Closing Date and set forth on Schedule 7.2, and any extensions, renewals or replacements thereof; provided that any such extension, renewal or replacement Lien shall be limited to all or a part of the property that secured the Lien so extended, renewed or replaced (plus any improvements on such property) and shall secure only those obligations that it secures on the date hereof (and any renewals, replacements, refinancings or extensions of such obligations that do not increase the outstanding principal amount thereof); provided, however, that each Lien in favor of “The First National Bank of Elmer,” “First National Bank of Elmer” or a similarly named entity in existence as of the date hereof shall be terminated and released, and a UCC termination statement shall be filed with respect thereto, within 30 days after the date hereof;
(iii) Liens imposed by law, such as Liens of carriers, warehousemen, mechanics, materialmen and landlords, incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(iv) Liens incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, public or statutory obligations, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business;
(v) Liens for taxes, assessments or other governmental charges or statutory obligations that are not delinquent or remain payable without any penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);
(vi) Liens securing the purchase money Indebtedness, provided that (x) any such Lien shall attach to the property being acquired, constructed or improved with such Indebtedness concurrently with or within 90 days after the acquisition (or completion of construction or improvement) or the refinancing thereof by the Company or such Subsidiary, (y) the amount of the Indebtedness secured by such Lien shall not exceed 100% of the cost to the Company or such Subsidiary of acquiring, constructing or improving the property and any other assets then being financed solely by the same financing source, and (z) any such Lien shall not encumber any other property of the Company or any of its Subsidiaries except assets then being financed solely by the same financing source;
(vii) customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code of banks or other financial institutions where the Company or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;
(viii) Liens that arise in favor of banks under Article 4 of the Uniform Commercial Code on items in collection and the documents relating thereto and proceeds thereof;
(ix) Liens arising from the filing (for notice purposes only) of UCC-1 financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) in respect of true leases otherwise permitted hereunder;
(x) with respect to any Realty occupied by the Company or any of its Subsidiaries, all easements, rights of way, reservations, licenses, encroachments, variations and similar restrictions, charges and encumbrances on title that do not secure monetary obligations and do not materially impair the use of such property for its intended purposes or the value thereof; and
(xi) any leases, subleases, licenses or sublicenses granted by the Company or any of its Subsidiaries to third parties in the ordinary course of business and not interfering in any material respect with the business of the Company and its Subsidiaries, and any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license permitted under this Agreement.

7.3 Asset Dispositions.
The Company will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, make or agree to make any Asset Disposition (other than as permitted with respect to Cash Equivalents pursuant to Section 7.4) except for:
(i) the sale or other disposition of inventory and Cash Equivalents in the ordinary course of business, the sale, discount or write-off of past due or impaired accounts receivable for collection purposes (but not for factoring, securitization or other financing purposes), and the termination or unwinding of Hedge Agreements permitted hereunder;
(ii) the sale or other disposition of assets pursuant to any Casualty Event, provided any Net Cash Proceeds therefrom are reinvested or applied to the prepayment of any Indebtedness or redemption of the Preferred Stock pursuant to the Investment Documents;
(iii) the sale, lease or other disposition of assets by the Company or any Subsidiary of the Company to the Company or to any Wholly Owned Subsidiary (that is a Subsidiary Guarantor), in each case so long as no Event of Noncompliance shall have occurred and be continuing or would result therefrom; provided, however, that no such sale, lease or other disposition of assets (except for immaterial assets that are not real property assets) by or to any Subsidiary acquired or established pursuant to a Permitted Acquisition that is required to be maintained as a separate Subsidiary pursuant to the definition of Permitted Acquisition shall be permitted pursuant to this clause (iii);
(iv) the sale, exchange or other disposition in the ordinary course of business of equipment or other capital assets that are obsolete or no longer necessary for the operations of the Company and its Subsidiaries; and
(v) the sale or other disposition of assets (other than the Capital Stock of Subsidiaries) to Persons other than the Company and its Subsidiaries outside the ordinary course of business for fair value and for cash, provided that (x) the aggregate amount of Net Cash Proceeds from all such sales or dispositions that are consummated during any fiscal year shall not exceed $500,000 and (y) no Event of Noncompliance shall have occurred and be continuing or would result therefrom.
7.4 Investments.
The Company will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, (a) purchase, own, invest in or otherwise acquire any Capital Stock, evidence of indebtedness or other obligation or security or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any other Person, or (b) purchase or otherwise acquire or lease (whether in one or a series of related transactions) any assets (including without limitation real property) or any portion of the assets, business or properties of another Person (in each case including pursuant to an Acquisition), (c) create or acquire any Subsidiary, or become a partner or joint venturer in any partnership or joint venture (collectively, “Investments”), or (d) make a commitment or otherwise agree to do any of the foregoing, other than the following, in each case without duplication of the other clauses of this Section 7.4:
(i) The holding of Cash Equivalents;
(ii) Investments consisting of the extension of trade credit, the creation of prepaid expenses, the purchase of inventory, supplies, equipment and other assets, and advances to employees for travel or similar business related expenses, in each case by the Company and its Subsidiaries in the ordinary course of business;

(iii) Investments consisting of loans and advances to employees, officers or directors of the Company and its Subsidiaries in the ordinary course of business not exceeding $25,000 at any time outstanding;
(iv) Investments (including equity securities and debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
(v) Investments existing as of the Closing Date and described in Schedule 7.4;
(vi) Investments of the Company under Hedge Agreements entered into in the ordinary course of business to manage existing or anticipated interest rate, foreign currency or commodity risks and not for speculative purposes;
(vii) Investments consisting of intercompany Indebtedness, which in the case of such Indebtedness incurred by a non-Wholly Owned Subsidiary shall be evidenced by written promissory notes at market interest rates for such Indebtedness if extended by a third party (as determined in good faith by the Company’s board of directors) and secured by substantially all assets of such non-Wholly Owned Subsidiary, provided, however, that no such Indebtedness may be incurred by a non-Wholly Owned Subsidiary upon the occurrence and during the continuance of an Event of Noncompliance;
(viii) Subject to clause (vii) above and clause (x) below, Investments directly resulting from the consummation of Permitted Acquisitions, provided that no Subsidiary may be newly created or acquired unless the Company complies with the provisions of Section 5.8 and, as applicable, all requirements of this Agreement applicable to Permitted Acquisitions;
(ix) Investments in the Capital Stock of Wholly Owned Subsidiaries and non-Wholly Owned Subsidiaries that are Subsidiary Guarantors;
(x) Investments in the Capital Stock of non-Wholly Owned Subsidiaries that are not Subsidiary Guarantors in an amount up to $250,000 for each such Subsidiary and $2,000,000 in the aggregate at any time for all such Subsidiaries; provided, however, that no Investments permitted by this clause (x) shall be permitted to be made upon the occurrence and during the continuance of an Event of Noncompliance; and
(xi) other Investments of the Company and its Subsidiaries not otherwise permitted under this Section 7.4 (other than any Acquisition) in an aggregate amount not exceeding $250,000 at any time outstanding for all such Investments;
provided, however, that no Investments shall be made in the Casie Companies by the Company Parties (other than the Casie Companies) from and after the date hereof except while the Casie Companies are Subsidiary Guarantors and after the Casie Companies shall have delivered to the Investors the items set forth in Sections 5.8(a)(ii), (iii) and (iv) and 5.8(b).

7.5 Restricted Payments.
(a) The Company will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or purchase, redeem, retire or otherwise acquire for value any shares of its Capital Stock or any warrants, rights or options to acquire its Capital Stock or set aside funds for any of the foregoing, except that:
(i) the Company and any of its Subsidiaries may do any of the forgoing in respect of the Preferred Stock as provided in the Investment Documents, the Warrant, or the Existing Preferred Stock;
(ii) the Company and any of its Subsidiaries may declare and make dividend payments or other distributions payable solely in its Common Stock;
(iii) each Subsidiary of the Company may declare and make dividend payments or other distributions to the Company or to another Subsidiary of the Company that is a Subsidiary Guarantor, in each case to the extent not prohibited under applicable Requirements of Law;
(iv) each non-Wholly Owned Subsidiary may declare and make dividend payments or other distributions to its equity holders other than the Company Parties on a pro rata basis based on respective equity interests held to the extent of available excess cash flow from operations, in each case to extent not prohibited under applicable Requirements of Law;
(v) so long as no Event of Noncompliance shall have occurred and be continuing or would result therefrom, the Company may purchase, redeem, retire or otherwise acquire shares of its Capital Stock (or options or rights to acquire its Capital Stock) held by former officers, directors or employees following termination of service or employment, in an aggregate cash amount not exceeding $100,000 during any fiscal year or $500,000 for all such purchases, redemptions, retirements and acquisitions from and after the Closing Date; and
(b) The Company will not, and will not permit any of its Subsidiaries to, make any payment in respect of any Contingent Purchase Price Obligations (whether or not such Contingent Purchase Price Obligations constitute Indebtedness) unless no Event of Noncompliance has occurred and is continuing or would result therefrom.
7.6 Transactions with Affiliates. The Company will not, and will not permit or cause any of its Subsidiaries to, enter into any transaction (including, without limitation, any purchase, sale, lease or exchange of property, Equity Issuance, or the rendering of any service) with any officer, director, stockholder or other Affiliate of the Company or any of its Subsidiaries, except in the ordinary course of its business and upon fair and reasonable terms that are no less favorable to it than it would be obtained in a comparable arm’s length transaction with a Person other than an Affiliate of the Company or any of its Subsidiaries; provided, however, that nothing contained in this Section 7.6 shall prohibit:
(a) transactions described on Schedule 7.6 (and any renewals or replacements thereof on terms not in the aggregate materially more disadvantageous to the applicable Company Party) or otherwise expressly permitted under this Agreement;

(b) transactions among the Company and/or the Subsidiary Guarantors not prohibited under this Agreement (provided that such transactions shall remain subject to any other applicable limitations and restrictions set forth in this Agreement);
(c) Equity Issuances with respect to the Company’s Capital Stock to directors, officers and employees of the Company Parties pursuant to employee benefit plans, employment agreements or other employment arrangements approved by the Board of Directors of the Company; and
(d) the payment by the Company of reasonable compensation and benefits to its directors, officers and employees (provided that directors’ fees and expenses paid in cash shall not exceed, in any event, $25,000 in aggregate during any fiscal year).
7.7 Lines of Business. The Company will not, and will not permit or cause any of its Subsidiaries to, engage in any lines of business outside of the continental United States of America and any lines of businesses other than those directly related to the transportation, treatment, disposal, recycling, beneficial reuse, brownfield development, consulting and supplemental fuel supply from waste-derived products and materials, and businesses and activities reasonably related thereto; provided, however, that the Company will not, and will not permit or cause any of its Subsidiaries to, (i) engage in any activities, or own any assets, related to the nuclear, solar or wind energy industries or (ii) create, generate, use, accept, dispose of or treat Hazardous Substances (A) in excess of 2200 pounds in any calendar month for any single company other than the Casie Companies, which shall not be bound by this clause (A), and excluding any transportation of Hazardous Substances by any company or (B) by operating a hazardous waste landfill, operating a commercial hazardous waste incinerator or in connection with any activity that requires obtaining a material Environmental Permit that is not identified on Schedule 4.14(e); provided, however, that the Casie Companies may engage in any activities that do not require (x) a material amendment to any Environmental Permit identified on Schedule 4.14(e) (other than an amendment, whether material or not, to increase the volume of those hazardous waste types identified on such Environmental Permit or to bring existing operations of the Casie Companies into compliance with applicable Environmental Laws) or (y) a material Environmental Permit other than as identified on Schedule 4.14(e); provided, further, however, that with the prior written consent of the Required Investors, the Casie Companies may supplement the hazardous waste types identified in any Environmental Permit identified on Schedule 4.14(e) and subsequently engage in any activities permitted by such supplemented Environmental Permit.

7.8 Sale-Leaseback Transactions.
The Company will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed, and whether now owned or hereafter acquired) (i) that any Company Party has sold or transferred (or is to sell or transfer) to a Person other than the Company or a Subsidiary Guarantor or (ii) that any Company Party intends to use for substantially the same purpose as any other property that, in connection with such lease, has been sold or transferred (or is to be sold or transferred) by a Company Party to a Person other than the Company or a Subsidiary Guarantor.
7.9 Equity Limitations.
(a) The Company will not, and will not permit or cause any of its Subsidiaries to, amend, modify or waive any provision of its or their articles or certificate of incorporation or formation, bylaws, operating agreement or other applicable formation or organizational documents, as applicable, the terms of any class or series of its Capital Stock, or any agreement among the holders of its Capital Stock or any of them, in each case related to this Section 7.9(a) other than in a manner that would not adversely affect the Preferred Stock.
(b) The Company will not, and will not permit or cause any of its Subsidiaries to, (i) create or authorize the creation, increase or decrease the authorized or increase the issued (except as provided in Section 2.9) amount, of any class or series of shares of Capital Stock of the Company, unless the class or series of stock (x) ranks junior to the Preferred Stock (including, without limitation, as to dividends, right to receive a redemption payment and the distribution of assets upon liquidation), (y) other than the Existing Preferred Stock, does not have any redemption, put or other purchase obligation that could arise prior to the date that is the first anniversary of the Redemption Date and (z) does not in any manner adversely affect the terms, designations, powers, preferences or other rights of the holders of Preferred Stock, or (ii) create or authorize any obligation or security convertible into shares of any class or series of stock, unless such class or series of stock ranks junior to the Preferred Stock (including, without limitation, as to dividends, right to receive a redemption payment and the distribution of assets upon liquidation) and does not in any manner adversely affect the terms, designations, powers, preferences or other rights of the holders of Preferred Stock, regardless of whether any such creation, authorization or increase shall be by means of amendment to the Certificate of Incorporation, filing of a certificate of designations thereto, or by merger, consolidation or otherwise.
(c) With respect to any non-Wholly Owned Subsidiary, the Company will not permit such Subsidiary to create or issue any Capital Stock to Persons other than the Company and its Subsidiaries except for common equity interests with (i) no rights, preferences or privileges over any other class or series of Capital Stock of such Subsidiary, (ii) no redemption or repurchase obligations by the Company and its Subsidiaries, (iii) no rights by the holders thereof to block or veto dividends or distributions on the Capital Stock of such Subsidiary, and (iv) only the right to share in a pro rata portion of the profits and losses of such Subsidiary based on the ratio of the amount invested and the fair market value of the Capital Stock of such Subsidiary at the time of such investment.

7.10 Limitation on Certain Restrictions. Except as expressly provided in Section 9.15 and in similar provisions contained in the Warrant and the Certificate of Designations, the Company will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or be effective any restriction or encumbrance on (a) the ability of the Company Parties to perform and comply with their respective obligations under the Investment Documents or (b) the ability of any Subsidiary of the Company to make any dividend payment or other distribution in respect of its Capital Stock, to repay Indebtedness owed to the Company or any other Subsidiary, to make loans or advances to the Company or any other Subsidiary, or to transfer any of its assets or properties to the Company or any other Subsidiary, except (in the case of clause (b) above only) for such restrictions or encumbrances existing under or by reason of (i) this Agreement and the other Investment Documents, (ii) applicable Requirements of Law, (iii) customary non-assignment provisions in leases and licenses of real or personal property entered into by the Company or any Subsidiary as lessee or licensee in the ordinary course of business, restricting the assignment or transfer thereof or of property that is the subject thereof and (iv) customary restrictions and conditions contained in any agreement relating to the sale of assets (including Capital Stock of a Subsidiary) pending such sale, provided that such restrictions and conditions apply only to the assets being sold and such sale is permitted under this Agreement.
7.11 Fiscal Year. The Company will not, and will not permit or cause any of its Subsidiaries to, change its fiscal year or its method of determining fiscal quarters.
7.12 Accounting Changes. Other than as permitted pursuant to Section 1.2, the Company will not, and will not permit or cause any of its Subsidiaries to, make or permit any material change in its accounting policies or reporting practices, except as may be required by GAAP.
ARTICLE VIII
EVENTS OF NONCOMPLIANCE
8.1 Events of Noncompliance. The occurrence of any one or more of the following events shall constitute an “Event of Noncompliance”:
(a) Any Company Party shall fail to (x) pay any sums for the payment of any dividends (in cash or in kind) under the terms of the Investment Documents when due or payable, or (y) redeem the Preferred Stock when required to do so in accordance with the Investment Documents, and in the case of either (x) or (y), such failure continues for two Business Days after the Company is provided with notice thereof by the Investors;
(b) The Company or any other Company Party shall fail to observe, perform or comply with any condition, covenant or agreement contained in (i) Section 2.6 and such failure shall continue unremedied for a period of five Business Days, (ii) Sections 5.1, 5.2(a) or 5.8 for a period of two Business Days, (iii) Sections 5.2(e)(i), 5.3(i) or 5.10 or in Article VI or Article VII for any period or (iv) Section 5.2 (other than Sections 5.2(a) and 5.2(e)(i)) and (in the case of this clause (iv) only) such failure shall continue unremedied for a period of ten Business Days after the earlier of (y) the date on which the Company acquires Knowledge thereof and (z) the date on which written notice thereof is delivered by any Investor to the Company;

(c) The Company or any other Company Party shall fail to observe, perform or comply with any condition, covenant or agreement contained in this Agreement or any of the other Investment Documents other than those enumerated in Sections 8.1(a) and 8.1(b), and such failure (i) by the express terms of such Investment Document, constitutes an Event of Noncompliance, or (ii) shall continue unremedied for any grace period specifically applicable thereto or, if no grace period is specifically applicable, for a period of 30 days after the earlier of (y) the date on which the Company acquires Knowledge thereof and (z) the date on which written notice thereof is delivered by any Investor to the Company;
(d) Any representation or warranty made or deemed made by or on behalf of the Company or any other Company Party in this Agreement (when taken together with the schedules hereto), any of the other Investment Documents or in any certificate, instrument, report or other document furnished at any time in connection herewith or therewith shall prove to have been incorrect in any material respect as of the time made or deemed made;
(e) The Company or any other Company Party shall (i) file a voluntary petition or commence a voluntary case seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to controvert in a timely and appropriate manner, any petition or case of the type described in Section 8.1(f), (iii) apply for or consent to the appointment of or taking possession by a custodian, trustee, receiver or similar official for or of itself or all or a substantial part of its properties or assets, (iv) fail generally, or admit in writing its inability, to pay its debts generally as they become due, (v) make a general assignment for the benefit of creditors or (vi) take any corporate action to authorize or approve any of the foregoing;
(f) Any involuntary petition or case shall be filed or commenced against the Company or any other Company Party seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts, the appointment of a custodian, trustee, receiver or similar official for it or all or a substantial part of its properties or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, and such petition or case shall continue undismissed and unstayed for a period of 60 days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding; and
(g) After it has been initially executed, the Guaranty shall for any reason cease to be in full force and effect as to any Guarantor, or any Guarantor or any Person acting on its behalf shall deny or disaffirm such Guarantor’s obligations thereunder.

8.2 Remedies: Redemption, etc.
Upon and at any time after the occurrence and during the continuance of any Event of Noncompliance, each Investor may take any or all of the following actions at the same or different times:
(a) (i) if such event is a Bankruptcy Event, the Company shall redeem immediately all of the outstanding Preferred Stock and (ii) if such event is any other Event of Noncompliance, each Investor, at its option, may require the Company to redeem all or any portion of the shares of Preferred Stock held by such Investor (a “Put Right”) in accordance with the terms of the Certificate of Incorporation and the Investment Documents. Each Investor may exercise its Put Right by providing written notice of exercise of such Put Right to the Company identifying the shares of Preferred Stock to be redeemed by the Company in accordance with the terms of the Certificate of Incorporation and the Investment Documents. In the event of any redemption of the Preferred Stock pursuant to this Section 8.2, the Company shall pay to each Investor an amount in cash equal to the Redemption Price of the Preferred Stock. The Company also shall pay in cash to such Investors at the time of such redemption all accrued and unpaid fees, charges and other amounts owed by any Company Party to each such Investor under the Investment Documents;
(b) at the option of the Required Investors, the Investors shall be entitled to receive additional dividends on the Preferred Stock as provided in the Certificate of Incorporation; and
(c) exercise all rights and remedies available to it under this Agreement, the other Investment Documents and applicable law.
8.3 Rescission of Put Right.
The provisions of this Article VIII are subject to the condition that, if any Investor has given the Company notice that the Preferred Stock shall be redeemed by reason of the occurrence of any Event of Noncompliance described in Section 8.2 other than a Bankruptcy Event, any Investor may, by written instrument filed with the Company, rescind and annul such notice and the consequences thereof; provided, however, that at the time such declaration is annulled and rescinded: (i) no judgment or decree has been entered for the payment of any monies due pursuant to the Preferred Stock or this Agreement; or (ii) the Preferred Stock had not previously been redeemed by the Company; and (iii) each and every other Event of Noncompliance shall have been made good, cured or waived, unless the same specifically has been waived in writing by such Investor; provided, further, however, that no such rescission and annulment shall extend to or affect any subsequent Event of Noncompliance or impair any right consequent thereto.
8.4 Remedies: Set-Off.
Upon and at any time after the occurrence and during the continuance of any Event of Noncompliance, each Investor and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all amounts at any time held and other obligations (in whatever currency) at any time owing by such Investor or any such Affiliate to or for the credit or the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Agreement or any other Investment Document to such Investor. The rights of each Investor and its respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Investor or its Affiliates may have. Each Investor agrees to notify the Company and each other Investor promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

ARTICLE IX
MISCELLANEOUS
9.1 Expenses; Indemnity; Damage Waiver.
(a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Investors (including the reasonable fees, charges and disbursements of counsel), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Investment Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by any Investor (including the reasonable fees, charges and disbursements of any counsel for any Investor), in connection with the enforcement or protection of its rights upon and during the continuance of an Event of Noncompliance (A) in connection with this Agreement and the other Investment Documents, including its rights under this Section, or (B) in connection with the Preferred Stock and the Warrant purchased hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Preferred Stock and the Warrant.
(b) The Company shall indemnify each Investor, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee in connection with a third-party claim or asserted against any Indemnitee by any third party or by the Company or any other Company Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Investment Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Preferred Stock or the Warrant or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by any Company Party, or any Environmental Claim related in any way to any Company Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Company Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any other Company Party against an Indemnitee for breach of such Indemnitee’s obligations hereunder or under any other Investment Document, if the Company or such Company Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. The Investors hereby agree that the liability of the Company to all Investors pursuant to this Section 9.1(b) for damages related to any diminution in value of the Warrants and the Warrant Shares (each, as defined in the Warrant) resulting from an Event of Noncompliance shall be limited to a maximum aggregate amount of $2,000,000 and shall only be recoverable by such Investors in the event such damages are in excess of $100,000 (in which case damages may be recovered back to dollar one).

(c) (i) If any third party shall promptly notify any Indemnitee with respect to any matter (a “Third-Party Claim”) which may give rise to a claim for indemnification against any indemnifying party under Section 9.1(b), then the Indemnitee shall notify the Company thereof in writing (a “Notice of Third-Party Claim”); provided, however, that no delay on the part of the Indemnitee in notifying any indemnifying party shall relieve the indemnifying party from any obligation hereunder unless (and then solely to the extent) the indemnifying party thereby is materially prejudiced. A Notice of Third-Party Claim shall state in reasonable detail the nature of the Third-Party Claim.
(ii) Any indemnifying party will have the right to defend the Indemnitee against the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnitee so long as (A) the indemnifying party provides written acknowledgement to the Indemnitee that the indemnifying party will indemnify the Indemnitee in respect of the Third-Party Claim (except for any liabilities under such Third-Party Claim determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee) and provides notice to the Indemnitee that the indemnifying party intends to undertake such defense and provides the Indemnitee with evidence reasonably acceptable to the Indemnitee that the indemnifying party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (B) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief and (C) the indemnifying party conducts the defense of the Third-Party Claim actively and diligently.
(iii) So long as the indemnifying party is conducting the defense of the Third-Party Claim in accordance with this Section 9.1(c), (A) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, (B) the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the indemnifying party (not to be withheld unreasonably), and (C) the indemnifying party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnitee (not to be withheld unreasonably), provided that if the Indemnitee fails to provide such consent within 30 days following a written request from the indemnifying party to the Indemnitee in accordance with the notice provisions hereof and such settlement involves a full release with no finding or indication of wrong doing by the Indemnitee or admission of liability by the Indemnitee and involves only money damages and does not seek an injunction or other equitable relief, the indemnification provided to the Indemnitee shall be limited to the amount of such settlement.
(iv) In the event any of the conditions in Section 9.1(c)(ii) is or becomes unsatisfied, however, (A) the Indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem reasonably appropriate (and the Indemnitee need not obtain any consent from, any indemnifying party in connection therewith), (B) the indemnifying party will reimburse the Indemnitee promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), and (C) the indemnifying party will remain responsible for any amounts required to be indemnified hereunder the Indemnitee may suffer resulting from, arising out of or relating to the Third-Party Claim to the fullest extent provided in this Section 9.1.

(d) To the fullest extent permitted by applicable law, no party to this Agreement shall assert, and each such party hereby waives, any direct claim against another party to this Agreement (including without limitation, with respect to any indemnification obligation hereunder) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Investment Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Preferred Stock or the Warrant or the use of the proceeds thereof, in each case other than a claim for diminution of value of the Warrants and Warrant Shares (each, as defined in the Warrant); provided, however, that the limitations in this sentence shall not in any way limit any rights of indemnification of an Indemnitee under Sections 9.1(a), 9.1(b) or 9.1(c). No Indemnitee referred to in Section 9.1(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Investment Documents or the transactions contemplated hereby or thereby.
(e) All amounts due under this Section shall be payable by the Company upon demand therefor (except that the Investors shall not have the right to receive advances or payments of out-of-pockets costs and expenses incurred in connection with a claim by the Investors for diminution in value of the Warrants and Warrant Shares (each, as defined in the Warrant) prior to resolution of such claim).
9.2 Governing Law; Submission to Jurisdiction; Waiver of Venue; Service of Process.
(a) This Agreement and the other Investment Documents shall (except as may be expressly otherwise provided in any Investment Document) be governed by, and construed in accordance with, the law of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).
(b) Each party hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of Illinois sitting in the County of Cook and of the United States District Court of the Northern District of Illinois, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Investment Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Investment Document shall affect any right that any Investor may otherwise have to bring any action or proceeding relating to this Agreement or any other Investment Document against the Company or any other Company Party or its properties in the courts of any jurisdiction.

(c) The Company irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Investment Document in any court referred to in Section 9.2(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.
9.3 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER INVESTMENT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER INVESTMENT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
9.4 Notices; Effectiveness; Electronic Communication.
(a) Except in the cases of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.4(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:
(i) if to the Company, to it at the address (or telecopier number) specified on Schedule 9.4; and
(ii) if to any Investor, to it at its address (or telecopier number) specified on Schedule 9.4.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent with electronic confirmation of transmission (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 9.4(b) shall be effective as provided in Section 9.4(b).

(b) Notices and other communications to the Investors hereunder may be delivered or furnished by electronic communication (including e-mail) pursuant to procedures approved by each Investor. The Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communication pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless any Investor otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c) Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto (except that each Investor need not give notice of any such change to the other Investors in their capacities as such).
9.5 Amendments, Waivers, etc..
This Agreement may be amended, modified, supplemented or restated and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company shall obtain the prior written consent of the Required Investors to such amendment, action or omission to act.
9.6 Successors and Assigns.
Neither the Company not any other Company Party shall assign any of its rights, or any of its obligations, under this Agreement or any other Investment Document without first obtaining the written consent of the Required Investors. This Agreement, each other Investment Document, the Preferred Stock and the Warrant may be endorsed, assigned and transferred in whole or part by an Investor without obtaining the Consent of any Person; provided, however, that, other than upon and during the continuance of any Event of Noncompliance, (i) with respect to endorsements, assignments and transfers that are made to any Person other than Affiliates of an Investor, such transfer shall be conditioned upon and subject to the consent of the Company (which consent shall not be unreasonably withheld) and (ii) no such endorsement, assignment or transfer shall be made to a direct competitor of the Company. All covenants, representations, warranties and other stipulations in this Agreement and other documents referred to herein, given by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors, heirs, personal representatives and assigns of the parties hereto.

9.7 No Waiver.
The rights and remedies of the Investors expressly set forth in this Agreement and the other Investment Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No failure or delay on the part of any Investor in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Event of Noncompliance. No course of dealing between any Company Party or the Investors or their agents or employees shall be effective to amend, modify or discharge any provision of this Agreement or any other Investment Document or to constitute a waiver of any Event of Noncompliance. No notice to or demand upon any Company Party in any case shall entitle any Company Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of any Investor to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.
9.8 Survival.
All representations, warranties and agreements made by or on behalf of the Company or any other Company Party in this Agreement and in the other Investment Documents shall survive from and after the date hereof. In addition, notwithstanding anything herein or under applicable law to the contrary, the provisions of this Agreement and the other Investment Documents relating to indemnification or payment of costs and expenses, including, without limitation, the provisions of Sections 2.11, 2.12 and 9.1, shall survive the redemption of the Preferred Stock, the exercise of the Warrant and any termination of this Agreement or any of the other Investment Documents.
9.9 Severability.
To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.
9.10 Construction.
The headings of the various articles, sections and subsections of this Agreement and the table of contents have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. Except as otherwise expressly provided herein and in the other Investment Documents, in the event of any inconsistency or conflict between any provision of this Agreement and any provision of any of the other Investment Documents, the provision of this Agreement shall control.

9.11 Confidentiality.
In handling any confidential information of any Company Party, each Investor shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement, except that the foregoing shall not be construed to prevent any Investor from:
(a) making any disclosure of any information (A) if required to do so by any Requirement of Law, (B) to any Governmental Authority having or claiming authority to regulate or oversee any aspect of such Person’s business or that of the corporate parent or affiliates of such Person in connection with the exercise of such authority or claimed authority, (C) pursuant to subpoena or other legal process, or (D) expressly contemplated or permitted by the Investment Documents;
(b) making disclosures of any information to the extent such Person or its counsel deems necessary or appropriate to do so to enforce its rights hereunder or under any other Investment Document or any remedy provided herein or therein or otherwise available by law;
(c) making, on a confidential basis, such disclosures as such Person deems necessary or appropriate to such Person’s legal counsel or accountants, partners or investors (including outside auditors and legal counsel of such Person’s accountants, partners or investors) or to such Person’s employees, officers, directors or Affiliates, so long as such parties are notified of the confidential nature of such information;
(d) making disclosures to prospective transferees or purchasers of any interest in the Preferred Stock or the Warrant, provided that they have agreed to be bound by the provisions of this Section 9.11;
(e) making disclosures otherwise consented to by the Company;
(f) making disclosures to a Person that is an investor or prospective investor in a public or private offering by an Investor or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Preferred Stock or the Warrant (as used in this Section 9.11, a “Securitization”) that agrees that its access to such confidential information is solely for purposes of evaluating an investment in such Securitization and who agrees to treat such information as confidential;
(g) making disclosures to a Person that is a trustee, collateral manager, servicer, backup servicer, noteholder or other security holder, secured party or other participant in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for a Securitization and who agrees to treat such information as confidential; or
(h) making disclosures to a nationally recognized rating agency that requires access to information regarding the Company or any of its Subsidiaries and the Preferred Stock or the Warrant for purposes of issuing ratings in connection with a Securitization.

In addition to the foregoing, any Investor shall be permitted to (i) disclose information about such financing transactions in the ordinary course of its business (including to finance industry publications for the purpose of obtaining league table credit or similar rankings and on the Investor’s website), (ii) make any disclosures required by or deemed advisable under applicable Requirements of Law, including federal and state securities laws and applicable securities exchanges and markets; and (iii) make disclosures to its investors customary in the ordinary course of its business.
Confidential information shall not include information that either: (i) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (ii) is disclosed to such Person by a third party, provided the applicable Investor does not have actual knowledge that such third party is prohibited from disclosing such information. Notwithstanding any other express or implied agreement, arrangement or understanding to the contrary, the parties hereto hereby agree that each of the parties hereto (and each of their respective employees, representatives, or agents) are permitted to disclose to any and all Persons, without limitation of any kind, the tax treatment and tax aspects of the transactions contemplated by the Investment Documents, and all materials of any kind (including opinions or other tax analyses) that are provided to such parties related to such tax treatment and tax aspects.
9.12 Counterparts; Integration; Effectiveness.
This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Investment Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof (except for the Fee Letter). Except as provided in Section 3.1, this Agreement shall become effective when it shall have been executed by the Investors and when the Investors shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
9.13 USA Patriot Act Notice.
Each Investor that is subject to the PATRIOT Act hereby notifies the Company that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Investor to identify the Company in accordance with the PATRIOT Act.
9.14 Action by Investors.
Except as specifically set forth otherwise herein, any action contemplated or required by the Investor or Investors hereunder shall be at the direction of the holders of at least a majority of the Preferred Stock, which action shall be bind all holders of the Preferred Stock.

9.15 Subordination; Payment Restrictions.
(a) Any payment to any Investor under or on account of the obligations under the Investment Documents (the “Subordinated Obligations”) is hereby expressly subordinated to the extent and in the manner set forth in this Section 9.15 to the payment in full of the indebtedness (the “Senior Indebtedness”) of the Company to Wells Fargo Bank, National Association (“Wells Fargo”), under a Credit and Security Agreement dated as of October 24, 2006, as amended, by and between the Company, Wells Fargo, as agent, and the lenders thereunder from time to time (such lenders collectively, the “Senior Lenders”) as the same may hereafter be further amended, supplemented or restated from time to time (the “Credit Agreement”). The payment rights of each Investor shall continue to be subordinated to the Senior Indebtedness on the terms set forth in this Agreement even if the Senior Indebtedness is deemed unsecured, under-secured, subordinated, avoided or disallowed under the United States Bankruptcy Code or other applicable law.
(b) Until all of the Senior Indebtedness has been paid in full, no Investor shall, without the prior written consent of the Senior Lenders holding a majority of the Senior Indebtedness, receive or accept any payment from the Company under or on account of the obligations under the Investment Documents, or exercise any right of or permit any setoff with respect to the Subordinated Obligations, except that the Investors may accept (i) scheduled quarterly dividends (but not prepayments) to be paid under the Certificate of Designations, Preferences and Rights of Series B Preferred Stock of Pure Earth, Inc. of even date herewith, except upon the occurrence and during the continuance of an event of default under the Credit Agreement either immediately before or following any such payment and (ii) any payment made out of funds held in any New Equity Account (as defined in the Credit Agreement as in effect on the date hereof).
(c) If any Investor receives any payment that the Investor is not entitled to receive under the provisions of this Agreement, the Investor will hold the amount so received in trust for the Senior Lenders and will forthwith turn over such payment to the Senior Lenders in the form received (except for the endorsement of the Investor where necessary) for application to the Senior Indebtedness (whether or not due), in such manner of application as the Senior Lenders may deem appropriate. If an Investor exercises any right of setoff which the Investor is not permitted to exercise under the provisions of this Agreement, the Investor will promptly pay over to the Senior Lenders, in immediately available funds, an amount equal to the amount of the claims or obligations offset.
(d) Each Senior Lender shall be a third party beneficiary entitled to enforce the provisions of this Section 9.15.
(e) Upon the Company’s entry into any other secured credit facility in replacement of or in addition to the Senior Indebtedness, whether with the Senior Lenders or one or more substitute lenders, each Investor agrees to enter into documentation with the Company and such lenders providing the lenders with substantially the same subordination and other rights as are held by the Senior Lenders pursuant to this Section 9.15.

IN WITNESS WHEREOF, the parties hereto have caused this Investment Agreement to be executed by their duly authorized officers as of the date first above written.

PURE EARTH, INC., as the Company
By:	/s/ Mark Alsentzer
	Name:	Mark Alsentzer
	Title:	President & CEO

FIDUS MEZZANINE CAPITAL L.P., as an Investor

By:	Fidus Mezzanine Capital GP, LLC, its
General Partner

	By:	/s/ Edward H. Ross

		Name:	Edward H. Ross
		Title:	Managing Partner

Schedule 9.4
Notice Addresses

Party	Address

Company	Pure Earth, Inc.
One Neshaminy Interplex
Suite 201
Trevose, PA 19053
Attn: Brent Kopenhaver
Fax: (215) 639-8756

Fidus Mezzanine Capital, L.P.	190 S. LaSalle Street
Suite 2140
Chicago, IL 60603
Attention : Fidus Capital
Fax: (312) 284-5212